As filed with the Securities and Exchange Commission on March 16, 2010
REGISTRATION NO. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	7359	23-2679963

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(610) 989-0340
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive officers)

George R. Jensen, Jr.
Chief Executive Officer
USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(610) 989-0340
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Douglas M. Lurio, Esquire Lurio & Associates, P.C. 2005 Market Street, Suite 3320 Philadelphia, PA 19103-7015 (215) 665-9300	Peter B. Hirshfield, Esquire Hirshfield Law 1035 Park Avenue, Suite 7B New York, NY 10028 (646) 827-9362

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Non-transferable subscription rights, each to purchase one share of our common stock, no par value, and a warrant to purchase one share of our common stock(2)	—	—	$—	$—
Common stock, no par value, underlying the subscription rights(3)	—	—	$12,000,000	$855.60
Warrants to purchase shares of common stock(4)	—	—	$—	$—
Common stock, no par value, underlying the warrants(5)	—	—	$15,000,000	$1,069.50
Total			$27,000,000	$1,925.10

(1)
This registration statement relates to (a) the subscription rights to purchase common stock, no par value, and warrants, (b) shares of our common stock deliverable upon the exercise of the subscription rights, (c) the warrants deliverable upon exercise of the subscription rights, and (d) shares of our common stock that are deliverable upon exercise of the warrants.

(2)
The subscription rights are being issued without consideration.  Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price of our common stock of $12,000,000.

(4)
Pursuant to Rule 457(g), no separate registration fee is payable with respect to the warrants being offered hereby since the warrants are being registered in the same registration statement as the securities to be offered pursuant thereto.

(5)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum exercise price of $15,000,000 (representing 125% of an estimate of the proposed maximum offering price of the common stock under the subscription rights).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated March 16, 2010

Preliminary Prospectus

USA TECHNOLOGIES, INC.

Up to [•] Shares of Common Stock and
Warrants to purchase [•] Shares of Common Stock
Issuable Upon Exercise of Nontransferable Rights to Subscribe for such Shares and Warrants

We are distributing, at no charge to the holders of our common stock as of 5:00 p.m., New York City time, on [•], 2010 (the “Record Date”), to the holders as of the Record Date of our publicly-traded warrants (“USATW Warrants”) to purchase up to 7,285,792 shares of common stock at $2.20 per share which expire on December 31, 2011, and to two of our other warrant holders who are entitled to participate in this rights offering pursuant to the terms of the warrants (the “Other Warrants”) held by them, non-transferable subscription rights to subscribe for shares of our common stock (“Offered Common Stock”) and attached warrants (“Offered Warrants”) to purchase additional shares of our common stock. Our shareholders will receive one non-transferable subscription right for every share of our common stock held as of the Record Date, and the holders of USATW Warrants and Other Warrants will receive one non-transferable subscription right for each share of our common stock into which the USATW Warrants or Other Warrants held by them were exercisable on the Record Date. Pursuant to the terms of this offering, the rights may only be exercised for a maximum of [•] shares of Offered Common Stock and an equal number of Offered Warrants, or up to $______________ of subscription proceeds.

Each non-transferable subscription right entitles the holder to subscribe for one share of our Offered Common Stock  at the subscription price of $[•] per share and to receive  an Offered Warrant to purchase one additional share of our common stock at $[•] or [•]% of the subscription price for a period of three years following January 1, 2011, which we refer to as the subscription right.  Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights to purchase shares of our Offered Common Stock and Offered Warrants  that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities beneficially owning in excess of twenty percent (20%) of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering.

If we do not receive $_________ of subscription proceeds pursuant to the rights offering, we intend to offer any shares of Offered Common Stock and related Offered Warrants that remain unsubscribed for at the expiration of the rights offering to the public at $[•] per share of Offered Common Stock and related Offered Warrant in an offering amount equal to the difference between the amount raised in the rights offering and $_______.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on [•], 2010, which date we refer to as the expiration date.  We may extend the expiration date for up to an additional 30 trading days in our sole discretion.  Any subscription rights not exercised by the expiration date will expire worthless without any payment to the holders of those unexercised subscription rights.  There is no minimum subscription amount required for consummation of this rights offering.

You should carefully consider whether to exercise your subscription rights before the expiration date.  All exercises of subscription rights are irrevocable.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.  Our board of directors may cancel, modify, or amend this rights offering at any time prior to the expiration date for any reason.  In the event that we cancel the rights offering, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

Investing in our securities involves a high degree of risk.  In addition, your holdings of common stock in our company will be diluted if you do not exercise the full amount of your subscription rights.  You should read “Risk Factors” beginning on page 18 of this prospectus and all other information included or incorporated by reference in this prospectus before deciding whether to exercise your rights.

Our common stock is quoted on the NASDAQ Global Market under the symbol “USAT.”  Our USATW Warrants are quoted on the NASDAQ Global Market under the symbol “USATW.” The shares of Offered Common Stock  issued in this rights offering and the shares of common stock issued pursuant to the terms of the Offered Warrants  will also be quoted on the NASDAQ Global Market under the same “USAT” symbol.  The last reported sale price of our common stock on March __, 2010 was $____ per share.  The subscription rights are non-transferable.  The Offered Warrants to be issued pursuant to this offering are separately transferable following their issuance through their expiration date of December 31, 2013, and upon issuance will be quoted on the NASDAQ Global Market under the symbol “USATZ.”

	Per Share		Total(2)

Subscription Price	$	[•]	$	___________

Dealer Manager Fee(1)	$	[•]	$	___________

Proceeds, Before Expenses, to us	$	[•]	$	___________

(1)
In connection with this rights offering, we have agreed to pay Source Capital Group, Inc., the dealer manager for this offering, a fee equal to 6% of the gross proceeds of this offering and a cash non-accountable expense allowance equal to the lower of $______ or 0.5% of the dollar amount received by us in connection with this offering.  We will also grant to the dealer manager a three-year warrant (the “Dealer Manager Warrant”) to purchase 6% of the shares of our common stock sold in this offering at an exercise price of $[•] per share, or 125% of the subscription price.

(2)	Assumes that this rights offering is fully subscribed for and that the maximum offering amount is $____________ of subscription proceeds.

This is not an underwritten offering.  The dealer manager has agreed to use its best efforts to advise and assist us in our efforts to solicit subscriptions of the rights distributed to holders of our common stock and holders of USATW Warrants and Other Warrants, but the dealer manager is not underwriting the offering and it has no obligation to purchase or procure purchases of the Offered Common Stock and related Offered Warrants offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the information incorporated by reference herein.  Any representation to the contrary is a criminal offense.

Dealer Manager

Source Capital Group, Inc.

The date of this prospectus is March __, 2010

Unless the context otherwise requires, all references to “USA” “we,” “us,” “our,” “our company,” or similar language in this prospectus refer to USA Technologies, Inc., a Pennsylvania corporation, and its consolidated subsidiaries.

You should rely only on the information incorporated by reference or contained in this prospectus or any supplement to this prospectus, including any free writing prospectus that we use in connection with this offering.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, please see the section of this prospectus entitled “Where You Can Find Additional Information.”  We are not making an offer of these securities in any jurisdiction where the offer is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

You should not assume that the information appearing in this prospectus or documents incorporated herein by reference is accurate as of any date other than the dates on the front of those documents, regardless of the time of delivery of this prospectus, the time of any exercise of the subscription rights or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus and the documents incorporated herein by reference from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not generally sought the consent of the sources to refer to their reports appearing in this prospectus or the documents incorporated herein by reference.

This prospectus and the documents incorporated herein by reference contain trademarks, tradenames, service marks and service names of USA Technologies, Inc.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering.  The answers are based on selected information from this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus and the information incorporated herein by reference contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

Exercising the subscription rights and investing in our securities involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page 18 of this prospectus and all other information included in this prospectus and in the documents incorporated herein by reference in its entirety before you decide whether to exercise your subscription rights.

Q:	What is a rights offering?

A:            A rights offering is a distribution of subscription rights on a pro rata basis to all existing common shareholders of a company.  We are distributing to holders of our common stock, at no charge, as of the close of business on the Record Date ([•], 2010), subscription rights to purchase up to an aggregate of [•] shares of our  Offered Common Stock and an identical number of Offered Warrants. We are distributing to the holders of our USTAW  Warrants that expire in December 31, 2011, at no charge, as of the close of business on the Record Date, subscription rights to purchase up to an aggregate of 7,285,792 shares of our Offered Common Stock and an identical number of Offered Warrants, representing one subscription right for each share into which the USATW Warrants are exercisable as of the Record Date. In addition, and as required by the terms of the Other Warrants, we are distributing to two Other Warrant  holders, at no charge, subscription rights to purchase up to an aggregate of 2,403,955 shares of our Offered Common Stock and an identical number of Offered Warrants, representing one subscription right for each share into which the Other Warrants  are exercisable as of the Record Date.  You will receive one subscription right for every share of our common stock you own (or, in the case of our holders of USATW Warrants and Other Warrants, deemed to own) at the close of business on the Record Date. The subscription rights will be evidenced by subscription rights certificates, which will be distributed to the record holders of our common stock, USATW Warrants and Other Warrants. As described below, this offering is limited to aggregate subscription proceeds of up to $_________.

Q:	Why are you undertaking the rights offering?

A:            We are making the rights offering to raise funds for general corporate purposes, including working capital and our Jump Start Program. For more information on the Jump Start Program see the paragraph entitled “Update” under Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations of our quarterly report on Form 10-Q for the quarter ended December 31, 2009 filed with the Securities and Exchange Commission (“SEC”) on February 11, 2010.  Our board of directors has elected a rights offering over other types of financings because a rights offering provides our existing shareholders the opportunity to participate in this offering, and our board of directors believes this creates less percentage dilution of shareholder ownership interest in our company than if we issued shares to new investors. In part, because the subscription rights being distributed to our shareholders and warrant holders are nontransferable, we do not anticipate that the rights offering would affect our ability to utilize our net operating loss carryforwards (NOLs) for federal income tax purposes. After applying the provisions of Internal Revenue Code regarding changes in ownership of corporations (i.e., Internal Revenue Code Section 382), the maximum amount of operating loss carryforwards that could be used to offset future taxable income is $105,162,314 as of June 30, 2009. See “Risk Factors-Risks Relating to Our Business- Our ability to use net operating loss carryovers to reduce future tax payments may be limited.”

Q:	How much money will USA raise as a result of the rights offering?

A:            Assuming the maximum offering amount of $___________ of subscription proceeds, we estimate that the net proceeds from the rights offering will be approximately $___________, after deducting expenses related to this offering payable by us estimated at approximately $_________, including dealer manager fees.  We may decide to close the rights offering and accept such proceeds of the subscription rights as we have received as of the expiration date of the rights offering even if such amount is less than the maximum offering amount.  If we do not receive $_________ of subscription proceeds pursuant to the rights offering, we intend to offer any shares of Offered Common Stock and related Offered Warrants that remain unsubscribed for at the expiration of the rights offering to the public (the “Public Offering”) at $[•] per share of Offered Common Stock and related Offered Warrant in an offering amount equal to the difference between the amount raised in the rights offering and $_______. Unless our board of directors waives the maximum offering amount, we will raise no more than $_________ in this rights offering.  See “Risk Factors — Completion of this offering is not subject to us raising a minimum offering amount and proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.”

Q:	What is a subscription right?

A:            Each subscription right entitles the holder of the subscription right the opportunity to purchase one share of our Offered Common Stock at the subscription price of $[•] per share and to receive an Offered Warrant to purchase one additional share of our common stock at $[•] or [•]% of the subscription price, for a period of three years following January 1, 2011.  The subscription rights are non-transferable.  The Offered Warrants  to be issued pursuant to this offering are separately transferable following their issuance and through their expiration date of December 31, 2013, and upon issuance will be listed for quotation on the NASDAQ Global Market under the symbol “USATZ.”

A holder may exercise any number of his  subscription rights or he may choose not to exercise any subscription rights at all.

For example, if you own (or in the case of the holders of USATW Warrants and Other Warrants entitled to participate in the offering, are deemed to own) 1,000 shares of our common stock on the record date, you will be granted one subscription right for every share of our common stock you own (or, if applicable, deemed to own) at that time, representing the right to subscribe for up to an aggregate of 1,000 shares of our Offered Common Stock and to receive Offered Warrants to purchase up to an aggregate of 1,000 additional shares of our common stock.  If you hold your shares or warrants in the name of a broker dealer, custodian bank, trustee or other nominee who uses the services of the Depository Trust Company, or DTC, then DTC will issue one right to the nominee for every share of our common stock you own (or, of applicable, deemed to own) at the record date.

If  subscription rights are exercised for more than $[•], then the total number of exercised  subscription rights to be fulfilled shall be limited to $[•], and reduced on a pro-rata basis based on the number of shares subscribed for by each such holder as part of their  subscription rights, subject to adjustment to eliminate fractional shares and any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable.

Q.	Will our officers, directors and significant shareholders be exercising their subscription rights?

A:            Our officers, directors and greater than 5% beneficial shareholders may participate in this offering at the same subscription price per share as all other purchasers, but none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate.

Q:	Will the subscription rights, the shares of Offered Common Stock and Offered Warrants that I receive upon exercise of my subscription rights be tradable on the NASDAQ Global Market?

A:            Our common stock is currently traded on the NASDAQ Global Market under the symbol USAT.  The subscription rights are non-transferable and will not be traded. The Offered Warrants to be issued pursuant to this offering will be separately transferable following their issuance and through their expiration date of December 31, 2013, and upon issuance will be listed for quotation on the NASDAQ Global Market under the symbol “USATZ” until 4:00 p.m., New York City time, on December 31, 2013. The common stock underlying the Offered Warrants, upon issuance, will also be traded on the NASDAQ Global Market under the symbol USAT.

Q:	How do I exercise my subscription right?

A:            You may exercise your subscription rights by properly completing and signing your subscription rights certificate if you are a record holder of our common stock or of USATW Warrants or Other Warrants, or by properly completing the subscription documents received from your bank or broker-dealer if your shares of common stock, USATW Warrants or Other Warrants are held in street name.  Your subscription rights certificate, or properly completed subscription documents, as the case may be, together with full payment of the subscription price, must be received by American Stock Transfer & Trust Company, LLC, the subscription agent for this rights offering, by 5:00 p.m., New York City time, on or prior to the expiration date of the rights offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.  We sometimes refer to American Stock Transfer & Trust Company, LLC in this prospectus as the subscription agent. American Stock Transfer & Trust Company, LLC is also the transfer agent and registrar for our common stock. All funds received by the subscription agent from the exercise of  subscription rights  that are not fulfilled will be returned to investors, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents  relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Q:	Am I required to subscribe in the rights offering?

A:           No.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  If you choose not to exercise your subscription rights in full, however, the relative percentage of our common stock that you own will substantially decrease, and your voting and other rights will be substantially diluted

Q:	What happens if I choose not to exercise my subscription rights?

A:            You will retain your current number of shares of our common stock, USATW Warrants or Other Warrants even if you do not exercise your subscription rights.  However, if you do not exercise your  subscription right in full, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted to the extent that other shareholders or warrant holders exercise their subscription rights.

Q:	Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

A.             Yes.  Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights  to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 20% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering.  See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

Q:	When will the rights offering expire?

A:            The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on [•], 2010, unless we decide to terminate the rights offering earlier or extend the expiration date for up to an additional 30 trading days in our sole discretion.  If we extend the expiration date, you will have at least ten trading days during which to exercise your subscription rights.  Any subscription rights not exercised at or before that time will expire without any payment to the holders of those unexercised subscription rights.  See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments, and Termination.”  The subscription agent must actually receive all required documents and payments before that time and date unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

Q:	May I transfer or sell my subscription rights if I do not want to purchase my shares?

A:            No.  You may not sell or transfer the subscription rights because they are non-transferable.

Q:	Will USA be requiring a minimum dollar amount of subscriptions to consummate the rights offering?

A:            No.  There is no minimum subscription requirement to consummate the rights offering.

Q:	Are there risks in exercising my subscription rights?

A:            Yes.  The exercise of your subscription rights (and the resulting ownership of our common stock) involves a high degree of risk.  Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus and in the documents incorporated herein by reference before deciding to exercise your subscription rights.

Q:	Can the board of directors cancel or terminate the rights offering?

A:            Yes.  Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason before the expiration date.  If our board of directors cancels or terminates the rights offering, we will issue a press release notifying shareholders of the cancellation or termination, and any money received from subscribing holders of rights will be returned as soon as practicable, without interest.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:            No.  All exercises of subscription rights are irrevocable.  Once you send in your subscription rights certificate (or Notice of Guaranteed Delivery) and payment, you cannot revoke the exercise of  your subscription right, even if the market price of our common stock is below the $[•] per share subscription price.  You should not exercise your subscription right unless you are certain that you wish to purchase additional shares of our common stock at the subscription price of $[•] per share.

Q:	If the rights offering is not completed, will my subscription payment be refunded to me?

A.            Yes.  The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering.  If the rights offering is not completed, all subscription payments that the subscription agent receives will be returned, without interest or deduction, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.  If you own shares of common stock or USATW Warrants in “street name,” it may take longer for you to receive payment because the subscription agent will return payments to the record holder of your shares of common stock or USATW Warrants.

Q:	What should I do if I want to participate in the rights offering but my shares of common stock or USATW Warrants are held in the name of my broker dealer, custodian bank, trustee or other nominee?

A:            Beneficial owners of our shares of common stock or USATW Warrants that  are held by a nominee, such as a broker, dealer custodian bank or trustee, must contact that nominee to exercise their subscription rights.  In that case, the nominee will exercise the subscription rights on behalf of the beneficial owner and arrange for proper payment.

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank, or other nominee that is the record holder of your shares of common stock or USATW Warrants.  We will ask your record holder to notify you of the rights offering.  You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

Q:	What should I do if I want to participate in the rights offering, but I am a shareholder or holder of USATW Warrants with a foreign address?

A:            Subscription rights certificates will not be mailed to foreign shareholders or holder of USATW Warrants whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO).  If you are a foreign shareholder or holder of USATW Warrants,, you will be sent written notice of this offering.  The subscription agent will hold your subscription rights, subject to you making satisfactory arrangements with the subscription agent for the exercise of your subscription rights, and follow your instructions for the exercise of the subscription rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on [•], 2010, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date).  If no instructions are received by the subscription agent by that time, your subscription rights will expire worthless without any payment to you of those unexercised subscription rights.

Q:	Will I be charged a fee or a sales commission if I exercise my subscription rights?

A:            We will not charge any fee or sales commission to subscription rights holders for exercising their subscription rights (other than the subscription price).  However, if you exercise your subscription rights and/or sell any underlying shares of our common stock through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

Q:	Is a recommendation to shareholders or holders of USATW Warrants regarding the rights offering being made?

A:            No.  Neither we, our board of directors, the dealer manager, the information agent nor the subscription agent are making any recommendation as to whether or not you should exercise your subscription rights. Shareholders or holders of USATW Warrants who exercise subscription rights risk investment loss on new money invested.  We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, the terms of this rights offering, and the information in, or incorporated by reference into, this prospectus.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Q:	How was the $[•] per share subscription price established?

A:            The subscription price per share for the rights offering was set by our board of directors. On _______, 2010, we sold ____ shares of common stock and ____ Offered Warrants for $___ per share and related Offered Warrant for an aggregate of $_______ (“Prior Offering”). We agreed at the time of the Prior Offering that the subscription price of this rights offering would not be greater than the offering price of the Prior Offering. In determining the subscription price, our board of directors also considered, among other things, our cash needs, the historical and current market price of our common stock, the terms and expenses of this offering relative to other alternatives for raising capital (including fees payable to the dealer manager and our advisors), the price at which our shareholders might be willing to participate in the rights offering, and the size of this offering and the general condition of the securities market.  Based upon the factors described above, our board of directors determined that the subscription price per share represented an appropriate subscription price.

Q:	If I also own shares of USA Series A convertible preferred stock, will I receive subscription rights on those shares?

A:            No, unless you convert one or more shares of your series A convertible preferred stock into shares of our common stock before [•], 2010, the record date for this rights offering.  If you elect to convert any or all of your shares of series A convertible preferred stock, you would no longer be entitled to dividends or other rights incident to the shares of series A convertible preferred stock that you converted.

Q:	What is the Public Offering of unsubscribed Offered Common Stock and Offered Warrants??

 A:            If we do not receive $_________ of subscription proceeds pursuant to the rights offering, we intend to offer any shares of Offered Common Stock and related Offered Warrants that remain unsubscribed for at the expiration of the rights offering to the public at $[•] per share of Offered Common Stock and related Offered Warrant in an offering amount equal to the difference between the amount raised in the rights offering and $_______. See "The Public Offering of Unsubscribed Shares of Offered Common Stock  and Offered Warrants—Preliminary Nonbinding Subscriptions During Pendency of Rights Offering."  The offering period for the unsubscribed for Offered Common Stock and related Offered Warrants would commence on the trading date immediately following the date of the closing of the rights offering, and would will expire at the earlier of 5:00 p.m., New York City time, on [            ], 2010 or the date on which we have accepted subscriptions for all shares of Offered Common Stock and related Offered Warrants remaining for purchase as reflected in the prospectus supplement.

Q:
After I send in my acknowledgement of subscription and my payment in connection with the Public Offering of unsubscribed shares of Offered Common Stock and Offered Warrants, may I cancel my exercise of subscription rights?

A:            Once you submit the acknowledgement of subscription and your payment in connection with the Public Offering, you will not be allowed to revoke your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription unless you are certain that you wish to purchase shares of our Offered Common Stock and related Offered Warrants at the subscription price. See "The Public Offering of Unsubscribed Shares of Offered Common Stock  and Offered Warrants —No Revocation or Change."

Q:	If the Public Offering of unsubscribed shares is not completed, will my subscription payment be refunded to me?

A:            Yes. The subscription agent will hold all funds it receives in connection with the Public Offering in a segregated bank account until completion of the Public Offering of unsubscribed shares of Offered Common Stock and Offered Warrants. If the Public Offering of unsubscribed shares of Offered Common Stock and Offered Warrants  is not completed, all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty.

Q:	What are the material U.S. federal income tax consequences of receiving or exercising my subscription rights?

A:            A holder of common stock, USATW Warrants or Other Warrants should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering.  However, if this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you. You should consult your own tax advisor as to the particular consequences to you of the rights offering.  For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Q:	How many shares of our common stock will be outstanding after the rights offering?

A:            As of March 16, 2010, we had 22,725,701 shares of our common stock issued and outstanding which we do not expect to materially change by the record date.  The number of shares of our common stock that we will issue in this rights offering through the exercise of subscription rights will depend on the number of shares that are subscribed for in the rights offering but will not exceed [•]. Assuming that the maximum subscription proceeds of $__________ are received by us in connection with this offering, we anticipate that we will have [•] shares of common stock outstanding after consummation of the rights offering, without giving effect to shares of common stock issuable upon the exercise or conversion of any outstanding securities including the Offered Warrants  being issued in connection with this rights offering.

Q:	If I exercise my subscription rights, when will I receive shares of Offered Common Stock and Offered Warrants purchased in the rights offering?

A:            If your shares are held of record by Cede & Co. or by any other depository or nominee through the facilities of DTC on your behalf or on behalf of your broker, dealer, custodian bank, trustee or other nominee, you will have any shares of Offered Common Stock and Offered Warrants  that you acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other shareholders, stock certificates for all shares of Offered Common Stock and Offered Warrants acquired will be mailed to such shareholders. Any such mailing or crediting will occur as soon as practicable after the rights offering has expired, payment for the shares of Offered Common Stock and related Offered Warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

Q:	Who is the subscription agent for the rights offering and to whom should I send my forms and payment?

A:            The subscription agent is American Stock Transfer & Trust Company, LLC.  If your shares of common stock or USATW Warrants are held in the name of a broker, dealer, or other nominee, then you should send your applicable subscription documents to your broker, dealer, or other nominee.  If you are a record holder, then you should send your applicable subscription documents, by overnight delivery, first class mail or courier service to:

By Mail/Overnight Carrier:	By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

We will pay the fees and expenses of the subscription agent and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with the rights offering.

You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, subscription rights certificate, and payment.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Q:	What should I do if I have other questions?

A:            If you have any questions or need further information about this rights offering, please call MacKenzie Partners, Inc., our information agent for the rights offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).  You may also email our information agent at usatrights@mackenziepartners.com

 In addition, Source Capital Group, Inc. will act as the dealer manager for the rights offering. Under the terms and subject to the conditions contained in a dealer manager agreement (the “Dealer Manager Agreement”), the dealer manager will act as the sole exclusive placement agent, dealer manager and financial advisor to our company in connection with this rights offering and will use its best efforts to solicit the exercise of subscription rights. The dealer manager will also act as the sole placement agent in connection with the Public Offering of any shares of Offered Common Stock and related Offered Warrants that are not subscribed for pursuant to the exercise of the subscription rights. We have agreed to pay the dealer manager 6% of the dollar amount received by us in connection with this offering in cash and 6% of the shares of our common stock sold in this offering in three-year Dealer Manager Warrants priced at 125% of the subscription price. In addition, we have agreed to pay the dealer manager a non-accountable cash expense allowance of the lower of $_____ or 0.5% of the dollar amount received by us in connection with this offering. The Dealer Manager Warrants  will not be redeemable. In accordance with FINRA Rule 5110 (g), the dealer manager has agreed that for 180 days following the effective date of this offering, the dealer manager will not sell, transfer, assign, pledge or hypothecate the Dealer Manager Warrants acquired by it, or subject such Dealer Manager Warrants  to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such Dealer Manager Warrants , except that such Dealer Manager Warrants  may be transferred to any successor, manager or member of the dealer manager. The Dealer Manager Warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of our common stock for a period of five years after the closing date of this rights offering at our expense, piggyback registration rights for a period of five years after the closing date of this rights offering at our expense, and one demand registration right at the dealer manager’s expense for a period of five years following the closing. We have also agreed to indemnify the dealer manager and its affiliates against certain liabilities arising under the Securities Act of 1933, as amended. The dealer manager is not underwriting or placing any of the securities (including the subscription rights) issued in this offering and the dealer manager does not make any recommendation with respect to such securities.

PROSPECTUS SUMMARY

This prospectus summary contains basic information about us and this rights offering.  Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights.  To understand this offering fully, you should carefully read this entire prospectus, including the “Risk Factors” section, and the documents incorporated herein by reference.  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement or incorporated by reference into this registration statement.

Our Company

USA Technologies, Inc. was incorporated in the Commonwealth of Pennsylvania in January 1992.  The Company offers a suite of networked devices and associated wireless non-cash payment, control/access management, remote monitoring and data reporting services.  As a result of the acquisition of the assets of Bayview Technology Group, LLC  in July 2003, our Company also manufactures and sells energy management products which reduce the power consumption of various equipment, such as refrigerated vending machines and glass front coolers, thus reducing the energy costs associated with operating this equipment.

As of March 11, 2010 and December 31, 2009, respectively, the Company had approximately 71,000 and 63,000,distributed assets such as vending machines, kiosks, photocopiers, personal computers, and laundry equipment connected to its USALive® network.  During the quarter ended December 31, 2009, the Company processed approximately 8.2 million transactions totaling over $15 million.

Our Business

We design and market systems and solutions that facilitate electronic payment options for distributed assets such as vending machines, kiosks, personal computers, photocopiers, and laundry equipment.  Historically, these distributed assets have relied on cash for payment in the form of coins or bills, whereas, our systems allow them to accept card-based payments such as through the use of a credit card. Our solutions are able to process credit, debit, and contactless / radio frequency identification (“RFID”) devices. Our proprietary POS solutions were some of the first to enable electronic micro-payments at unattended POS locations.  Our systems also remotely monitor, control and report on the results of distributed assets. Our solutions consist of POS electronic payment devices, proprietary operating systems, certified payment software, and advanced reporting and communication capabilities.

Our company also offers energy conservation products that reduce the electrical power consumption of various types of existing equipment, such as vending machines, glass front coolers and other “always-on” appliances by allowing the equipment to selectively operate in a power saving mode when the full power mode is not necessary.

Our Market

We operate in the electronic payments industry and more specifically unattended POS markets that have traditionally relied on cash transactions. Our customers fall into the following categories:

•	large vending machine owners and/or operators;

•	business center operators, including hotels and audio visual companies;

•	commercial laundry operators servicing colleges, universities, and multi-family housing;

•	brand marketers wishing to provide their products or services via kiosks or vending machines; and

•
equipment manufacturers that desire to incorporate cashless payments, remote monitoring and reporting and control into their products, including consumer electronics, appliances, building control systems, factory equipment and computer peripherals.

Customers for our energy management products include energy utility companies and operators of glass front coolers.

Corporate Information

Our principal executive offices are located at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355.   Our web site is www.usatech.com.  Information on our website is not incorporated in this prospectus and is not a part of this prospectus.

Summary of this Rights Offering

Securities Offered
We are distributing, at no charge, to the holders of our common stock as of the Record Date, 5:00 p.m., New York City time, on [•], 2010, non-transferable subscription rights to subscribe for shares of our Offered Common Stock and related Offered Warrants to purchase shares of common stock.  We will distribute one right to the holder of record of every share of common stock that is held by the holder of record on the record date, or, in the case of shares held of record by brokers, dealers, custodian banks, or other nominees, as a beneficial owner of such shares. We are also distributing the non-transferable subscription rights at no charge to our holders of USATW Warrants as of the Record Date and to two of our holders of Other Warrants who are entitled to participate in this rights offering pursuant to the terms of the Other Warrants  held by them. Each such holder of USATW Warrants or Other Warrants will receive one subscription right for each share of common stock into which the USATW Warrants or Other Warrants  are exercisable as of the Record Date. We anticipate that the total purchase price for the securities sold in this rights offering will be up to $__________. No assurances can be given, however, as to the level of participation in this rights offering.

Subscription Right
Each non-transferable subscription right entitles the holder to subscribe for one share of our Offered Common Stock at the subscription price of $[•] per share (calculated as described below in this summary under “— Subscription Price”) and to receive an Offered Warrant to purchase one additional share of our common stock at $[•] or [•]% of the subscription price for a period of three years following January 1, 2011, which we refer to as the subscription right.

If the  subscription rights are exercised for an amount in excess of $_________, the  subscription rights that have been exercised will be reduced on a pro-rata basis, subject to adjustment to eliminate fractional shares, so that the total exercise price of the  subscription rights shall equal $______________, and any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

Subscription rights may only be exercised for whole numbers of shares of our Offered Common Stock and related Offered Warrants; no fractional shares of common stock will be issued in this offering.  If the subscription rights are exercised for an amount in excess of $______________, the number of shares of Offered Common Stock  each subscription rights holder may acquire will be rounded down to result in delivery of whole shares.

Limitation on Purchase of
Common Stock
Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights  to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of twenty percent (20%) of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering.  See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

Record Date	5:00 p.m., New York City time, on [•], 2010.

Commencement Date of
Subscription Period	5:00 p.m., New York City time, on [•], 2010.

Expiration of the Rights
Offering
5:00 p.m., New York City time, on [•], 2010, unless extended by us as described below in this summary under “—Extension, Cancellation and Amendment.”  Any subscription rights not exercised at or before the expiration date and time will have no value and expire without any payment to the holders of those unexercised subscription rights.  To exercise subscription rights, the subscription agent must actually receive all required documents and payments before the expiration date and time, provided that if you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Public Offering of Unsubscribed
Shares of Offered Common Stock
and Related Offered Warrants
If we do not receive $_______ of subscription proceeds in the rights offering, shares of Offered Common Stock and related Offered Warrants that remain unsubscribed after the rights offering may be re-offered to the public for purchase at the $___  subscription price in an offering amount equal to the difference between the amount raised in the rights offering and $_______. The offering period for these unsubscribed shares of Offered Common Stock and related Offered Warrants will commence on the trading date immediately following the date of the closing of the rights offering, and will expire at the earlier of 5:00 p.m., New York City time, on ______, 2010, or the date on which we have accepted subscriptions for all shares of Offered Common Stock and related Offered Warrants remaining for purchase as reflected in the prospectus supplement.

Subscription Price
$[•] per share of Offered Common Stock and related Offered Warrant, payable in immediately available funds. To be effective, any payment related to the exercise of the right must clear prior to the expiration of the rights offering.

Use of Proceeds
The proceeds from the rights offering, less fees and expenses incurred by us in connection with the rights offering, are intended to be used for general corporate purposes, including working capital and providing financing for our manufacture of our e-Port cashless payment products anticipated to be used by our customers participating in our Jump Start Program.

Non-Transferability of Subscription
Rights	The subscription rights may not be transferred or assigned at any time during or after the subscription period.

Transferability of Offered Warrants
The Offered Warrants to be issued pursuant to this offering will be separately transferable following their issuance and through their expiration on December 31, 2013, and upon issuance will be listed for quotation on the NASDAQ Global Market under the symbol “USATZ” until 4:00 p.m., New York City time, on December 31, 2013.

Net Operating Loss Carryforwards
In part, because the subscription rights being distributed to our shareholders and warrant holders are nontransferable, we do not anticipate that the rights offering would affect our ability to utilize our net operating loss carryforwards (NOLs) for federal income tax purposes. After applying the provisions of Internal Revenue Code regarding changes in ownership of corporations (i.e., internal Revenue Code Section 382), the maximum amount of operating loss carryforwards that could be used to offset future taxable income is  $105,162,314 as of June 30, 2009. See “Risk Factors-Risks Relating to Our Business- Our ability to use net operating loss carryovers to reduce future tax payments may be limited.”

No Recommendation
Neither our board of directors nor the dealer manager of this rights offering makes any recommendation to you about whether you should exercise or let expire any of your subscription rights.  You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise or let expire any of your subscription rights.  We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares of our common stock at the subscription price will be able to sell those shares in the future at the same price or a higher price.  You are urged to make your decision based on your own assessment of our business and this rights offering.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock and “The Rights Offering—Reason for the Rights Offering; Determination of Offering Price.”

No Minimum Subscription
Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of subscription rights by the expiration date.

Maximum Offering Size	Unless our board of directors waives the maximum offering amount, we will raise no more than $__________ of subscription proceeds in this rights offering.

No Revocation
If you exercise any of your subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.  You should not exercise your subscription rights unless you are sure that you wish to purchase additional shares of our common stock at the subscription price.  Once you exercise your subscription rights, you cannot revoke the exercise of your subscription rights even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price.

Material U.S. Federal Income
Tax Considerations
A holder of common stock or USATW Warrants should not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt, exercise or expiration of subscription rights in the rights offering.  However, if this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you. You should consult your own tax advisor as to the particular tax consequences to you of the receipt, exercise or expiration of the subscription rights in light of your particular circumstances.  For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Extension, Cancellation and
Amendment
Extension.  Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion.  If we extend the expiration date, you will have at least ten trading days during which to exercise your subscription rights.  Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Cancellation.  We may cancel the rights offering at any time and for any reason prior to the expiration date.  Any cancellation of this offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the cancellation.  In the event that we cancel this rights offering, all subscription payments that the subscription agent has received will be returned, without interest or deduction, as soon as practicable.

Amendment.  We reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Procedure for Exercising
Subscription Rights	To exercise your subscription rights, you must take the following steps:

●
If you are a registered holder of our common stock or USATW Warrants, the subscription agent must receive your payment for each share of common stock subscribed for pursuant to your subscription right at the initial subscription price of $[•] per share and properly completed subscription rights certificate before 5:00 p.m., New York City time, on [•], 2010.  You may deliver the documents and payments by mail or commercial carrier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

●
If you are a beneficial owner of shares or USATW Warrants that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 p.m., New York City time, on [•], 2010.

●
If you wish to purchase shares of our common stock through the rights offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your shares or USATW Warrants. We will ask your record holder to notify you of the rights offering.  You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

●
If you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Foreign Stockholders
We will not mail subscription rights certificates to foreign shareholders or holders of USATW Warrants whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office.  The subscription agent will hold the subscription rights certificates for such holder’s account.  To exercise subscription rights, stockholders or holders of USATW Warrants with such addresses must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Shareholders.”

Subscription Agent	American Stock Transfer & Trust Company, LLC

Information Agent
MacKenzie Partners, Inc. If you have any questions or need further information about this rights offering, please call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or by e-mail to usatrights@mackenziepartners.com.

Dealer Manager	Source Capital Group, Inc.

Shares Outstanding Before this
Rights Offering
[•] shares of our common stock were outstanding as of [•], 2010, the date of this prospectus (which excludes the Offered Common Stock and Offered Warrants being issued as part of this offering and outstanding options, warrants and series A convertible preferred stock convertible into or exercisable for shares of common stock).

Shares Outstanding after
Completion of this
Rights Offering
Up to [•] shares of our common stock will be outstanding, assuming the maximum offering amount is subscribed for pursuant to this rights offering.  These amounts exclude the Offered Warrants being issued as part of this offering and outstanding options, warrants and series A convertible preferred stock convertible into or exercisable for shares of common stock.

Risk Factors
Investing in our Offered Common Stock and Offered Warrants  involves a high degree of risk.  Shareholders, holders of USATW Warrants or Other Warrants and investors in the public offering of unsubscribed shares of Offered Common stock and Offered Warrants considering making an investment in our Offered Common Stock and Offered Warrants should carefully read the section entitled “Risk Factors” and all other information included in this prospectus and in the documents incorporated herein by reference in its entirety.

Fees and Expenses	We will bear the fees and expenses relating to the rights offering, including the fees and certain out-of-pocket expenses of the dealer manager.

Trading Symbols
Common Stock.  Our common stock is quoted on the NASDAQ Global Market under the symbol “USAT.”  The shares of Offered Common Stock  issued in this rights offering and pursuant to the terms of the Offered Warrants will also be quoted on the NASDAQ Global Market under the same symbol.

Subscription Rights.  The subscription rights are not transferable either during or after the subscription period.

Offered Warrants.  The Offered Warrants to be issued pursuant to this offering will be separately transferable upon issuance and through their expiration date of December 31, 2013, and upon issuance will be listed for quotation on the NASDAQ Global Market under the symbol “USATZ” until 4:00 p.m., New York City time, on December 31, 2013.

Distribution Arrangements
Source Capital Group, Inc. will act as dealer manager for this rights offering and as placement agent for any unsold shares of Offered Common Stock and related Offered Warrants to be offered in the Public Offering. Under the terms and subject to the conditions contained in the Dealer Manager Agreement, the dealer manager will use its best efforts to solicit the exercise of subscription rights.  We have agreed to pay the dealer manager certain fees for acting as dealer manager and to reimburse the dealer manager for certain out-of-pocket expenses incurred in connection with this offering.  The dealer manager is not underwriting or placing any of the subscription rights or the shares of our Offered Common Stock or related Offered Warrants being issued in this offering and does not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares of Offered Common Stock or Offered Warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain forward-looking statements regarding, among other things, the anticipated financial and operating results of our company.  For this purpose, forward-looking statements are any statements contained herein and in the documents incorporated by reference herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate,” “could,” “should,” “would,” “likely,” “may,” “will,”  “plan,” “intend,” “believes,” “expects,” “anticipates,” “projected,” or similar expressions.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward looking information is based on various factors and was derived using numerous assumptions.  Important factors that could cause our company’s actual results to differ materially from those projected, include, for example:

•	general economic, market or business conditions;

•	our ability to generate sufficient sales to generate operating profits, or to sell products at a profit;

•	the ability of our company to raise funds in the future through sales of securities;

•	whether our company is able to enter into binding agreements with third parties to assist in product or network development;

•	the ability of our company to commercialize its developmental products, or if actually commercialized, to obtain commercial acceptance thereof;

•	the ability of our company to compete with its competitors to obtain market share;

•	the ability of our company to receive reductions from the credit card companies of transaction processing charges in the future as anticipated by our company;

•	the ability of our company to obtain reduced pricing from its manufacturers for its e-Port devices in the future as currently anticipated by our company;

•	whether our company’s customers purchase e-Port devices in the future at levels currently anticipated by our company;

•	the ability of our company to obtain sufficient funds through operations or otherwise to repay its debt obligations, or to fund development and marketing of its products;

•	the ability of our company to obtain approval of its pending patent applications;

•	the ability of our company to satisfy its trade obligations included in accounts payable and accrued liabilities;

•
the ability of our company to predict or estimate its future quarterly or annual revenues and expenses given the developing and unpredictable market for its products and the lack of established revenues;

•	the ability of our company to retain key customers from whom a significant portion of its revenues is derived;

•	the ability of a key customer to reduce or delay purchasing products from our company; and

•
as a result of the slowdown in the economy and/or the tightening of the capital and credit markets, our customers may modify, delay or cancel plans to purchase our products or services, and suppliers may increase their prices, reduce their output or change their terms of sale.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described above and in the “Risk Factors” section of this prospectus and the documents incorporated herein by reference.  We cannot assure you that we have identified all the factors that create uncertainties.  Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.  Readers should not place undue reliance on forward-looking statements.

Any forward-looking statement made by us in this prospectus or in the documents incorporated by reference herein speaks only as of the date of such document. Unless required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our Offered Common Stock and related Offered Warrants involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks described below, which are incorporated herein by reference, and other information included in this prospectus and incorporated herein by reference. The risks described below and in the information incorporated herein by reference are not the only risks involved in an investment in our Offered Common Stock and related Offered Warrants. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks described below or in the information incorporated herein by reference actually occur, our business, results of operations, and financial condition could suffer materially. In that event, the trading price and market value of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to the Rights Offering

Your interest in our company may be diluted as a result of this rights offering.

Shareholders who do not fully exercise their subscription rights should expect that they will, at the completion of this offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their subscription rights. Further, the shares of common stock issuable upon the exercise of the Offered Warrants  will dilute the ownership interest of shareholders not participating in this offering or holders of USATW Warrants or Other Warrants  who have not exercised the subscription rights they receive

Completion of this rights offering is not subject to us raising a minimum offering amount.

Completion of this offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering, including investing in a company that continues to require capital.

This rights offering may cause the trading price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if this rights offering is completed, may result in an immediate decrease in the market value of our common stock.  This decrease may continue after the completion of this rights offering.  If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price.  We cannot predict the effect, if any, that the availability of shares for future sale, represented by the Offered Warrants  issued in connection with the rights offering, will have on the market price of our common stock from time to time. Further, if a substantial number of subscription rights are exercised and the holders of the shares of Offered Common Stock and related Offered Warrants  choose to sell some or all of the shares of Offered Common Stock underlying the subscription rights or the related Offered Warrants, the resulting sales could depress the market price of our common stock.  Following the exercise of your subscription rights you may not be able to sell your common stock at a price equal to or greater than the subscription price.

You could be committed to buying shares of common stock above the prevailing market price.

Once you exercise your subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights.  The market price of our shares of common stock may decline prior to the expiration of this offering or a subscribing rights holder may not be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.  Until shares of our common stock are delivered upon expiration of the rights offering, you will not be able to sell or transfer the shares of our common stock that you purchase in the rights offering. Any such delivery will occur as soon as practicable after the rights offering has expired, payment for the shares of Offered Common Stock and related Offered Warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies as soon as practicable.

We may decide, in our sole discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date.  If this offering is cancelled or terminated, we will have no obligation with respect to subscription rights that have been exercised except to return as soon as practicable, without interest, the subscription payments deposited with the subscription agent.  If we terminate this offering and you have not exercised any subscription rights, such subscription rights will expire worthless.

Our common stock price may be volatile as a result of this rights offering.

The trading price of our common stock may fluctuate substantially.  The price of the common stock that will prevail in the market after this offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time, including increased volatility due to the worldwide credit and financial markets crisis;

•	significant volatility in the market price and trading volume of our securities, including increased volatility due to the worldwide credit and financial markets crisis;

•	actual or anticipated changes or fluctuations in our operating results and cash flow;

•	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

•	general economic and market conditions and trends;

•	competitive factors;

•	announcement of technological innovations that affect our products, customers, competitors or markets,

•	availability for resale of our shares issuable upon exercise of the warrants and options and preferred stock convertible into shares of our common stock;

•	loss of key supplier or customer relationships; or

•	departures of key personnel.

Additionally, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the trading price and market value of our common stock.

We cannot assure you that the trading price of our common stock will not decline after you elect to exercise your subscription rights.  If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss.  Moreover, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.  Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering.  Certificates representing shares of our common stock purchased will be delivered as soon as practicable after the rights offering has expired, payment for the shares of Offered Common Stock and Offered Warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.. We will not pay you interest on funds delivered to the subscription agent pursuant to your exercise of subscription rights.

Because we do not have any formal commitments from any of our stockholders to participate in the rights offering, the net proceeds we receive from the rights offering may be lower than we currently anticipate.

We do not have any formal commitments from any of our stockholders to participate in the rights offering, and we cannot assure you that any of our stockholders will exercise all or any part of their subscription right. If our stockholders and third parties that may acquire subscription rights subscribe for fewer shares of our common stock than we currently anticipate, the net proceeds we receive from the rights offering could be significantly lower than we currently expect.

The subscription price determined for this offering is not an indication of the fair value of our common stock.

Pursuant to the Prior Offering, on _______, 2010, we sold ____ shares of common stock and ____ Offered Warrants for $___ per share and related Offered Warrant for an aggregate of $_______. We agreed at the time of the Prior Offering that the subscription price of this rights offering would not be greater than the offering price of the Prior Offering. In determining the subscription price, our board of directors also considered a number of factors, including, but not limited to, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, and the desire to provide an opportunity to our stockholders to participate in the rights offering. The subscription price of $[•] per share of Offered Common Stock and related Offered Warrant does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the fair value of our common stock.  After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

We will have broad discretion in the use of the net proceeds from this offering and may not use the proceeds effectively.

Although we plan to use the proceeds of this offering for general corporate purposes, including working capital and providing financing for the manufacture by us of our e-Port cashless payment products to be used by our customers participating in our Jump Start Program, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this offering will be used.  Our discretion is not limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.”  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering.  Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering.  Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of subscription rights may be rejected.

Holders of subscription rights who desire to purchase shares of our Offered Common Stock and related Offered Warrants in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures as described below.  If you are a beneficial owner of shares of common stock and you wish to exercise your subscription rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the subscription rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, as may be extended, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures as described below.  We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the shares for which you subscribe.

If subscription rights holders exercise  subscription rights of more than $_________, then the total number of exercised  subscription rights to be fulfilled by the Company shall be limited to $_________, and exercised  subscription rights will be reduced on a pro-rata basis based on the number of shares subscribed for by each subscribing holder as part of their  subscription rights, subject to adjustment to eliminate fractional shares. If the pro rated amount of shares allocated to you in connection with your  subscription rights is less than your subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you as soon as practicable, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

 Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of twenty percent (20%) of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering. If the amount of shares allocated to you is less than your subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares of Offered Common Stock and related Offered Warrants to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days.  If you choose to exercise your subscription rights, in whole or in part, and to pay for shares of Offered Common Stock and related Offered Warrants by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares of Offered Common Stock and related Offered Warrants you wish to purchase.

The receipt of subscription rights may be treated as a taxable distribution to you.

The distribution of the subscription rights in this rights offering should be a non-taxable distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Please see the discussion on the “Material U.S. Federal Income Tax Considerations” below.  This position is not binding on the IRS, or the courts, however.  If this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights.  Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.  Each holder of common stock or USATW Warrant is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this rights offering.

Absence of a public trading market for the Offered Warrants may limit the ability of a purchaser to resell the Offered Warrants.

Although the Offered Warrants recently became listed for quotation on the NASDAQ Global Market on ______, 2010, there is no established trading market for the Offered Warrants  to be issued pursuant to this offering, and the Offered Warrants  may not be widely distributed.  There can be no assurance that a market will develop for the Offered Warrants.  Even if a market for the Offered Warrants  does develop, the price of the Offered Warrants may fluctuate and liquidity may be limited. If a market for the Offered Warrants  does not develop, then purchasers of the Offered Warrants  may be unable to resell the Offered Warrants  or sell them only at an unfavorable price for an extended period of time, if at all. Future trading prices of the Offered Warrants  will depend on many factors, including:

•   our operating performance and financial condition;

•   our ability to continue the effectiveness of the registration statement, of which this prospectus is a part, covering the Offered Warrants  and the common stock issuable upon exercise of the Offered Warrants ;

•   the interest of securities dealers in making a market; and

•   the market for similar securities.

The market price of our common stock may never exceed the exercise price of the Offered Warrants  issued in connection with this offering.

The Offered Warrants being issued in connection with this offering become exercisable on January 1, 2011 and will expire three years thereafter, or on December 31, 2013.  We cannot provide you any assurance that the market price of our common stock will ever exceed the exercise price of these Offered Warrants  prior to their date of expiration. Any Offered Warrants  not exercised by their date of expiration will expire worthless and we will be under no further obligation to the holders of Offered Warrants.

The dealer manager is not underwriting, nor acting as placement agent of, the subscription rights or the securities underlying the subscription rights.

Source Capital Group, Inc. will act as dealer manager for this rights offering.  Under the terms and subject to the conditions contained in the Dealer Manager Agreement, the dealer manager will act as the sole exclusive placement agent, dealer manager and financial advisor to our company in connection with this rights offering and will use its best efforts to solicit the exercise of subscription rights. The dealer manager will also act as the sole placement agent in connection with the Public Offering of any shares of Offered Common Stock and related Offered Warrants that are not subscribed for pursuant to the exercise of the subscription rights. The dealer manager is not underwriting or placing any of the securities (including the subscription rights) issued in this offering and the dealer manager does not make any recommendation with respect to such securities. The services of the dealer manager to us in this connection cannot be construed as any assurance that this offering will be successful.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited.

As of June 30, 2009, we had net operating loss carryforwards (NOLs) for federal income tax purposes of approximately $153,833,000. After applying the provisions of Internal Revenue Code regarding changes in ownership of corporations (i.e., Internal Revenue Code Section 382), the maximum amount of operating loss carryforwards that could be used to offset future taxable income is $105,162,314 as of June 30, 2009. We generally are able to carry NOLs forward to reduce taxable income in future years. These NOLs will expire between June 30, 2022 and June 30, 2029. The availability of this amount, in its entirety, to offset future taxable income assumes that we can generate future taxable income sufficient enough to utilize the operating loss carryforwards prior to their expiration.

Our ability to utilize the NOLs is also subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the stockholders (or specified groups of stockholders) who own or have owned, directly or indirectly, five (5%) percent or more of our common stock or are otherwise treated as five (5%) percent stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders over a three-year rolling period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. This annual limitation is generally equal to the product of the value of our stock on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service (4.03% as of March 2010). Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

The rules of Section 382 are complex and subject to varying interpretations. While we no not anticipate that the rights offering would further affect our ability to utilize our NOLs, the rights offering may increase the likelihood that we may undergo an ownership change in the future. Based on our recent stock prices, we believe any such ownership change would severely limit our ability to utilize the NOLs. Accordingly, no assurance can be given that our NOLs will be fully available. As a result, we could pay taxes earlier and in larger amounts than would be the case if the NOLs were available to reduce the federal income taxes without restriction.

Since the Offered Warrants  are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Offered Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Offered Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Offered Warrants or may receive an amount less than they would be entitled to if they had exercised their Offered Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Risks Relating to Our Business

We have a history of losses since inception and if we continue to incur losses the price of our shares can be expected to fall.

We have experienced losses since inception. We expect to continue to incur losses for the foreseeable future as we expend substantial resources on sales, marketing, and research and development of our products. From our inception through December 31, 2009, our cumulative losses from operations are approximately $183 million. For our fiscal years ended June 30, 2009, 2008 and 2007, we have incurred net losses of $13,731,818, $16,417,893, $17,782,458, respectively and a net loss of $7,171,555 during the six months ended December 31, 2009. If we continue to incur losses, the price of our common stock can be expected to fall.

Our existence is dependent on our ability to raise capital that may not be available.

There can be no assurance that our business will prove financially profitable or generate sufficient revenues to cover our expenses. From inception, we have generated funds primarily through the sale of securities. Although we believe that we have adequate existing resources to provide for our funding requirements through at least July 1, 2010, there can be no assurances that we will be able to continue to generate sufficient funds thereafter. We expect to raise funds in the future through sales of our debt or equity securities until such time, if ever, as we are able to operate profitably. Even with the proceeds of this offering, if any, subsequent to July 1, 2010, our inability to obtain additional needed funding can have a material adverse effect on our operations and our ability to achieve profitability. If we fail to generate increased revenues or fail to sell additional securities, you may lose all or a substantial portion of your investment.

Our products may fail to gain widespread market acceptance. As a result, we may not generate sufficient revenues or profit margins to become successful.

There can be no assurances that demand for our products will be sufficient to enable us to generate sufficient revenue or become profitable. Likewise, no assurance can be given that we will be able to install the e-Ports® at enough locations or sell equipment utilizing our network or our energy management products to enough locations to achieve significant revenues or that our operations can be conducted profitably. Alternatively, the locations which would utilize the network may not be successful locations and our revenues would be adversely affected. We may in the future lose locations utilizing our products to competitors, or may not be able to install our products at competitors’ locations. In addition, there can be no assurance that our products could evolve or be improved to meet the future needs of the market place.

We may be required to incur further debt to meet future capital requirements of our business. Should we be required to incur additional debt, the restrictions imposed by the terms of such debt could adversely affect our financial condition and our ability to respond to changes in our business.

If we incur additional debt, we may be subject to the following risks:

•	our vulnerability to adverse economic conditions and competitive pressures may be heightened;
•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited;
•	our debt covenants may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;
•
a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

•	the covenants contained in the agreements governing our outstanding indebtedness may limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;
•	a significant portion of our cash flows could be used to service our indebtedness;
•	we may be sensitive to fluctuations in interest rates if any of our debt obligations are subject to variable interest rates; and
•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

We cannot assure you that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot assure you that additional financing will be available when required or, if available, will be on terms satisfactory to us.

Current conditions in the global financial markets and the distressed economy may materially adversely affect our business, results of operations and ability to raise capital.

Our business and results of operations may be materially affected by conditions in the financial markets and the economy generally. The stress being experienced by global financial markets that began in late 2007 continued and substantially increased during 2008 and into 2009. The volatility and disruption in the financial markets have reached unprecedented levels. The availability and cost of credit has been materially affected. These factors, combined with volatile oil prices, depressed home prices and increasing foreclosures, falling equity market values, declining business and consumer confidence and the risks of increased inflation and unemployment, have precipitated an economic slowdown and severe recession. These events and the continuing market upheavals may have an adverse effect on us, our suppliers and our customers. The demand for our products could be adversely affected in an economic downturn and our revenues may decline under such circumstances.

Furthermore, the fixed-income markets are experiencing a period of both extreme volatility and limited market liquidity, which has affected a broad range of asset classes and sectors. Equity markets have also been experiencing heightened volatility. We rely on the credit and equity markets for funding our business by issuing debt and equity securities. We may find it difficult, or we may not be able, to access the credit or equity markets, or we may experience higher funding costs as a result of the current adverse market conditions. Continued instability in these markets may limit our ability to access the capital we require to fund and grow our business.

The loss of one or more of our key customers could significantly reduce our revenues and profits.

We have derived, and believe we may continue to derive, a significant portion of our revenues from a limited number of large customers. Approximately 32% and 68% of our company’s accounts and finance receivables at June 30, 2009 and 2008, respectively, were concentrated with one and two customers, respectively and 49% as of December 31, 2009 was concentrated with two customers. Approximately 11%, 61% and 40% of our company’s revenues for the years ended June 30, 2009, 2008 and 2007, respectively, were concentrated with one, two (34% with one customer and 27% with another customer), and one customer(s), respectively. Approximately 33% and 17% of our company’s revenues for the six months ended December 31, 2009 and 2008, respectively, were concentrated with two (17% with one customer and 16% with another customer) and one customer(s). Our company’s customers are principally located in the United States. Our customers may buy less of our products or services depending on their own technological developments, end-user demand for our products and internal budget cycles. A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance. If any of our large customers significantly reduce or delay purchases from us or if we are required to sell products to them at reduced prices or unfavorable terms, our results of operations and revenue could be materially adversely affected.

We depend on our key personnel and if they would leave us, our business could be adversely affected.

We are dependent on key management personnel, particularly the Chairman and Chief Executive Officer, George R. Jensen, Jr. The loss of services of Mr. Jensen or other executive officers would dramatically affect our business prospects. Certain of our employees are particularly valuable to us because:

•	they have specialized knowledge about our company and operations;
•	they have specialized skills that are important to our operations; or
•	they would be particularly difficult to replace.

We have entered into an employment agreement with Mr. Jensen that expires on September 30, 2012. We have also entered into employment agreements with other executive officers, each of which contain confidentiality and non-compete agreements. We have obtained a key man life insurance policy in the amount of $1,000,000 on Mr. Jensen and a key man life insurance policy in the amount of $1,000,000 on our President, Stephen P. Herbert. We do not have and do not intend to obtain key man life insurance coverage on any of our other executive officers. As a result, we are exposed to the costs associated with the death of these key employees.

We also may be unable to retain other existing senior management, sales personnel and development and engineering personnel critical to our ability to execute our business plan, which could result in harm to key customer relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs.

Our dependence on proprietary technology and limited ability to protect our intellectual property may adversely affect our ability to compete.

Challenge to our ownership of our intellectual property could materially damage our business prospects. Our technology may infringe upon the proprietary rights of others. Our ability to execute our business plan is dependent, in part, on our ability to obtain patent protection for our proprietary products, maintain trade secret protection and operate without infringing the proprietary rights of others.

Through December 31, 2009, we have 20 pending patent applications, and intend to file applications for additional patents covering our future products, although there can be no assurance that we will do so. In addition, there can be no assurance that we will maintain or prosecute these applications. The United States Government and other countries have granted us 73 patents as of December 31, 2009. There can be no assurance that:

•	any of the remaining patent applications will be granted to us;
•	we will develop additional products that are patentable or do not infringe the patents of others;
•	any patents issued to us will provide us with any competitive advantages or adequate protection for our products;
•	any patents issued to us will not be challenged, invalidated or circumvented by others; or
•	any of our products would not infringe the patents of others.

If any of the products are found to have infringed any patent, there can be no assurance that we will be able to obtain licenses to continue to manufacture and license such product or that we will not have to pay damages as a result of such infringement. Even if a patent application is granted for any of our products, there can be no assurance that the patented technology will be a commercial success or result in any profits to us.

If we are unable to adequately protect our proprietary technology, third parties may be able to compete more effectively against us, which could result in the loss of customers and our business being adversely affected. Patent and proprietary rights litigation entails substantial legal and other costs, and diverts company resources as well as the attention of our management. There can be no assurance we will have the necessary financial resources to appropriately defend or prosecute our rights in connection with any such litigation.

Competition from others with greater resources could prevent our company from increasing revenue and achieving profitability.

Competition from other companies that are well established and have substantially greater resources may reduce our profitability or reduce our business opportunities. Many of our competitors have established reputations for success in the development, sale and service of high quality products. We face competition from the following groups:

•
companies offering automated, credit card activated control systems in connection with facsimile machines, personal computers, debit card purchase/revalue stations, and use of the Internet and e-mail which directly compete with our products;

•
companies which have developed unattended, credit card activated control systems currently used in connection with public telephones, prepaid telephone cards, gasoline dispensing machines, or vending machines and are capable of developing control systems in direct competition with our company;

•
businesses which provide access to the Internet and personal computers to hotel guests. Although these services are not credit card activated, such services would compete with our company’s Business Express®; and

•	one direct competitor, Elstat Electronics Ltd., in the energy management industry.

In addition, it is also possible that a company not currently engaged in any of the businesses described above could develop services and products that compete with our services and products. Competition may result in lower profit margins on our products or may reduce potential profits or result in a loss of some or all of our customer base. To the extent that our competitors are able to offer more attractive technology, our ability to compete could be adversely affected.

The termination of any of our relationships with third parties upon whom we rely for supplies and services that are critical to our products could adversely affect our business and delay achievement of our business plan.

We depend on arrangements with third parties for a variety of component parts used in our products. We have contracted with various suppliers to assist us to develop and manufacture our e-Port® products and with various suppliers to manufacture our Energy Miser® products. For other components, we do not have supply contracts with any of our third-party suppliers and we purchase components as needed from time to time. We have contracted with DBSi to host our network in a secure, 24/7 environment to ensure the reliability of our network services. We also have contracted with multiple land-based telecommunications providers to ensure the reliability of our land-based network. If these business relationships are terminated, the implementation of our business plan may be delayed until an alternative supplier or service provider can be retained. If we are unable to find another source or one that is comparable, the content and quality of our products could suffer and our business, operating results and financial condition could be harmed.

A disruption in the manufacturing capabilities of our third-party manufacturers, suppliers or distributors would negatively impact our ability to meet customer requirements.

We depend upon third-party manufacturers, suppliers and distributors to deliver components free from defects, competitive in functionality and cost, and in compliance with our specifications and delivery schedules. Since we generally do not maintain large inventories of our products or components, any termination of, or significant disruption in, our manufacturing capability or our relationship with our third-party manufacturers or suppliers may prevent us from filling customer orders in a timely manner.

We have occasionally experienced, and may in the future experience, delays in delivery of products and delivery of products of inferior quality from third-party manufacturers. Although alternate manufacturers and suppliers are generally available to produce our products and product components, the number of manufacturers or suppliers of some of our products and components is limited, and a qualified replacement manufacturer or supplier could take several months. In addition, our use of third-party manufacturers reduces our direct control over product quality, manufacturing timing, yields and costs. Disruption of the manufacture or supply of our products and components, or a third-party manufacturer’s or supplier’s failure to remain competitive in functionality, quality or price, could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis, which would have a material adverse effect on our business and financial performance.

Our reliance on our wireless telecommunication service provider exposes us to a number of risks over which we have no control, including risks with respect to increased prices and termination of essential services.

The operation of our wirelessly networked devices depends upon the capacity, reliability and security of services provided to us by our wireless telecommunication services provider, AT&T Mobility. We have no control over the operation, quality or maintenance of these services or whether the vendor will improve its services or continue to provide services that are essential to our business. In addition, our wireless telecommunication services provider may increase its prices at which it provides services, which would increase our costs. If our wireless telecommunication services provider were to cease to provide essential services or to significantly increase its prices, we could be required to find alternative vendors for these services. With a limited number of vendors, we could experience significant delays in obtaining new or replacement services, which could lead to slowdowns or failures of our network. In addition, we may have to replace our existing e-Port® devices that are already installed in the marketplace. This could significantly harm our reputation and could cause us to lose customers and revenues.

Our products may contain defects that may be difficult or even impossible to correct, which could result in lost sales, additional costs and customer erosion.

We offer technically complex products which, when first introduced or released in new versions, may contain software or hardware defects that are difficult to detect and correct. The existence of defects and delays in correcting them could result in negative consequences, including the following:

•	delays in shipping products;
•	cancellation of orders;
•	additional warranty expense;
•	delays in the collection of receivables;
•	product returns;
•	the loss of market acceptance of our products;
•	diversion of research and development resources from new product development; and

•	inventory write-downs.

Even though we test all of our products, defects may continue to be identified after products are shipped. In past periods, we have experienced various issues in connection with product launches, including the need to rework certain products and stabilize product designs. Correcting defects can be a time-consuming and difficult task. Software errors may take several months to correct, and hardware errors may take even longer.

We may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write downs and adversely affect our financial results.

Managing the proper inventory levels for components and finished products is challenging. In formulating our product offerings, we have focused our efforts on providing our customers products with greater capability and functionality, which requires us to develop and incorporate the most current technologies in our products. This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:

•	the need to maintain significant inventory of components that are in limited supply;
•	buying components in bulk for the best pricing;
•	responding to the unpredictable demand for products;
•	responding to customer requests for short lead-time delivery schedules;
•	failure of customers to take delivery of ordered products; and
•	product returns.

If we accumulate excess or obsolete inventory, price reductions and inventory write-downs may result, which could adversely affect our results of operation and financial condition.

We may not be able to adapt to changing technology and our customers’ technology needs.

We face rapidly changing technology and frequent new service offerings by competitors that can render existing services obsolete or unmarketable. Our future depends, in part, on our ability to enhance existing services and to develop, introduce and market, on a timely and cost effective basis, new services that keep pace with technological developments and customer requirements. Developing new products and technologies is a complex, uncertain process requiring innovation and accurate anticipation of technological and market trends. When changes to the product line are announced, we will be challenged to manage possible shortened life cycles for existing products, continue to sell existing products and prevent customers from returning existing products. Our inability to respond effectively to any of these challenges may have a material adverse effect on our business and financial success.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports. beginning in our fiscal year ending June 30, 2010, our independent registered public accounting firm must also attest to and report on management’s assessment of the effectiveness of our company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. . There can be no positive assurance that we will receive a positive attestation from our independent auditors.

In the event we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements, and our ability to obtain equity or debt financing could suffer.

Security is vital to our customers and therefore breaches in the security of transactions involving our products or services could adversely affect our reputation and results of operations.

Protection against fraud is of key importance to purchasers and end-users of our products. We incorporate security features, such as encryption software and secure hardware, into our products to protect against fraud in electronic payment transactions and to ensure the privacy and integrity of consumer data. Our products may be vulnerable to breaches in security due to defects in the security mechanisms, the operating system and applications or the hardware platform. Security vulnerabilities could jeopardize the security of information transmitted or stored using our products. In general, liability associated with security breaches of a certified electronic payment system belongs to the institution that acquires the financial transaction. In addition, we have not experienced any material security breaches affecting our business. However, if the security of the information in our products is compromised, our reputation and marketplace acceptance of our products will be adversely affected, which would adversely affect our results of operations, and subject us to potential liability. If our security applications are breached and sensitive data is lost or stolen, we could incur significant costs to not only assess and repair any damage to our systems, but also to reimburse customers for losses that occur from the fraudulent use of the data. We may also be subject to fines and penalties from the credit card associations in the event of the loss of confidential card information. Adverse publicity raising concerns about the safety or privacy of electronic transactions, or widely reported breaches of our or another provider’s security, have the potential to undermine consumer confidence in the technology and could have a materially adverse effect on our business.

Our products and services may be vulnerable to security breach.

Credit card issuers have promulgated credit card security guidelines as part of their ongoing efforts to battle identity theft and credit card fraud. We continue to work with credit card issuers to assure that our products and services comply with these rules. There can be no assurances, however, that our products and services are invulnerable to unauthorized access or hacking. When there is unauthorized access to credit card data that results in financial loss, there is the potential that parties could seek damages from us.

If we fail to adhere to the standards of the Visa and MasterCard credit card associations, our registrations with these associations could be terminated and we could be required to stop providing payment processing services for Visa and MasterCard.

A large portion of all of the transactions we process involve Visa or MasterCard. If we fail to comply with the applicable requirements of the Visa and MasterCard credit card associations, Visa or MasterCard could suspend or terminate our registration with them. The termination of our registration with them or any changes in the Visa or MasterCard rules that would impair our registration with them could require us to stop providing payment processing services.

We rely on other card payment processors and service providers; if they fail or no longer agree to provide their services, our merchant relationships could be adversely affected and we could lose business.

We rely on agreements with other large payment processing organizations, primarily Elavon, Inc., to enable us to provide card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. Many of these organizations and service providers are our competitors and therefore we run the risk of having our agreements with them terminated. The termination by our service providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.

We are subject to laws and regulations that affect the products, services and markets in which we operate. Failure by us to comply with these laws or regulations would have an adverse effect on our business, financial condition, or results of operations.

We are, among other things, subject to banking regulations and credit card association regulations. Failure to comply with these regulations may result in the suspension or revocation of our business, the limitation, suspension or termination of service, and/or the imposition of fines that could have an adverse effect on our financial condition. Additionally, changes to legal rules and regulations, or interpretation or enforcement thereof, could have a negative financial effect on us or our product offerings. The payment processing industry may become subject to regulation as a result of recent data security breaches that have exposed consumer data to potential fraud. To the extent this occurs, we could be subject to additional technical, contractual or other requirements as a condition of our continuing to conduct our payment processing business. These requirements could cause us to incur additional costs, which could be significant, or to lose revenues to the extent we do not comply with these requirements.

Risks Related to Our Common Stock

We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

The holders of our common stock and series A convertible preferred stock are entitled to receive dividends when, and if, declared by our board of directors. Our board of directors does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business. To date, we have not paid any cash dividends on our common stock or our series A convertible preferred stock and there can be no assurance that cash dividends will ever be paid on our common stock.

In addition, our articles of incorporation prohibit the declaration of any dividends on our common stock unless and until all unpaid and accumulated dividends on the series A convertible preferred stock have been declared and paid. Through December 31, 2009, the unpaid and cumulative dividends on the series A convertible preferred stock are $10,276,774. The unpaid and cumulative dividends on the series A convertible preferred stock are convertible into shares of our common stock at the rate of $1,000 per share at the option of the shareholder. During the years ended June 30, 2009 and 2008 no series A convertible preferred stock or cumulative preferred dividends was converted into shares of common stock.

We may issue additional shares of our common stock, which could depress the market price of our common stock and dilute your ownership.

As of December 31, 2009, we had issued and outstanding options to purchase 160,000 shares of our common stock and warrants to purchase 10,608,087 shares of our common stock. None of the shares underlying of these options, and 8,189,747 of these warrants have been registered and may be freely sold. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well. Furthermore, the issuance of any additional shares of our common stock, including those pursuant to the Offered Warrants  subject to this offering, or securities convertible into our common stock could be substantially dilutive to holders of our common stock if they do not invest in future offerings.

Our stock price may be volatile.

The trading price of our common stock is expected to be subject to significant fluctuations in response to various factors including, but not limited to, the following:

•	quarterly variations in operating results and achievement of key business metrics;
•	changes in earnings estimates by securities analysts, if any;
•	any differences between reported results and securities analysts’ published or unpublished expectations;
•	announcements of new contracts or service offerings by us or our competitors;
•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;
•	demand for our services and products;
•	shares being sold pursuant to Rule 144 or upon exercise of warrants;
•	our ability to obtain working capital financing; and
•	general economic or stock market conditions unrelated to our operating performance.

The securities  market  in recent years has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations as well as general economic conditions may also materially and adversely affect the market price of our common stock.

The substantial market overhang of our shares will tend to depress the market price of our shares.

The substantial number of our shares currently eligible for sale in the open market will tend to depress the market price of our shares. As of December 31, 2009, these shares consisted of the following:

•	22,725,701 shares of common stock
•	488,657 shares of series A convertible preferred stock
•	10,277 shares issuable upon conversion of the accrued and unpaid dividends on the series A convertible preferred stock
•	8,189,747 shares underlying common stock warrants
•	38,747 shares issuable under our 2008 Stock Incentive Plan.

Director and officer liability is limited.

As permitted by Pennsylvania law, our by-laws limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our by-law provisions and Pennsylvania law, shareholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our by-laws and indemnification agreements entered into by our company with each of the officers and directors provide that we shall indemnify our directors and officers to the fullest extent permitted by law.

Our publicly-filed reports are reviewed by the SEC from time to time and any significant changes required as a result of any such review may result in material liability to us, and have a material adverse impact on the trading price of our common stock.

The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements and to enhance the overall effectiveness of companies’ public filings, and comprehensive reviews of such reports are now required at least every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. While we believe that our previously filed SEC reports comply, and we intend that all future reports will comply in all material respects with the published SEC rules and regulations, we could be required to modify or reformulate information contained in prior filings as a result of an SEC review. Any modification or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

THE RIGHTS OFFERING

Terms of the Offer

We are distributing, at no charge to the holders of our common stock and of our USATW Warrants as of  [•], 2010, the Record Date, and at no charge to the two holders of Other Warrants who are entitled to participate in this rights offering pursuant to the terms of the Other Warrants held by them, non-transferable subscription rights to subscribe for shares of our Offered Common Stock and related Offered Warrants to purchase additional shares of our common stock.  Record Date shareholders will receive one non-transferable subscription right for every share of our common stock owned on the Record Date, or an aggregate of [•] rights, and our holders of USATW Warrants or Other Warrants will receive one non-transferable subscription right for every share of our common stock into which the USATW Warrants or Other Warrants  were exercisable on the Record Date, or an aggregate of 9,689,747 rights. Pursuant to the terms of the offering, the rights can only be exercised for a maximum of $_________ of subscription proceeds.

Each non-transferable subscription right entitles the holder to subscribe for one share of our Offered Common Stock  at the subscription price of $___ per share and to receive an Offered Warrant to purchase one additional share of our common stock at $___ or ___% of the subscription price for a period of three years following Janaury 1, 2011, which we refer to as the  subscription right.

If the subscription rights are exercised for an amount in excess of $____________, the subscription rights that have been exercised will be reduced on a pro-rata basis, subject to adjustment to eliminate fractional shares, so that the total exercise price of the subscription rights shall equal $_______________, and any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. Subscription rights may only be exercised for whole numbers of shares of our Offered Common stock and related Offered Warrants; no fractional shares of common stock will be issued in this offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on [•], 2010, which date we refer to as the expiration date.  We may extend the expiration date for up to an additional 30 trading days in our sole discretion.

To exercise subscription rights, holders must return the properly completed subscription rights certificate and any other required documents along with full payment of the subscription price for all shares for which subscriptions are exercised by the expiration date, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.  Any subscription rights not exercised by the expiration date will expire worthless without any payment to the holders of those unexercised subscription rights.

There is no minimum subscription amount required for consummation of this rights offering.  Unless the maximum offering amount is waived by USA’s board of directors, we will raise no more than $[•] in this rights offering. Our board of directors may cancel, modify, or amend this rights offering at any time prior to the expiration date for any reason.  In the event that we cancel the rights offering, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Our common stock is quoted on the NASDAQ Global Market under the symbol “USAT.” Our USATW Warrants are quoted on the NASDAQ Global Market under the symbol “USATW.”  The shares of Offered Common Stock issued in this rights offering and pursuant to the terms of the Offered Warrants  will also be quoted on the NASDAQ Global Market under the same “USAT” symbol.  The last reported sale price of our common stock on [•], 2010 was $[•] per share.  The subscription rights are non-transferable during and after the subscription period. The Offered Warrants  to be issued pursuant to this offering are separately transferable following issuance and through their expiration on December 31, 2013, and upon issuance will be listed for quotation on the NASDAQ Global Market under the symbol “USATZ.”

For purposes of determining the number of shares of our Offered Common Stock and related Offered Warrants  a subscription rights holder may acquire in this offering, brokers, dealers, custodian banks, trust companies or others whose shares or USATW Warrants are held of record by Cede & Co. or by any other depository or nominee will be deemed to be the holders of the subscription rights that are issued to Cede or the other depository or nominee on their behalf.

Our Participating Warrant Holders

On July 7, 2009, we commenced a rights offering relating to transferable subscription rights to purchase up to $15 million of common stock and USATW Warrants. The rights offering expired on July 31, 2009. On August 7, 2009, the closing date of the rights offering, we received $14,571,584 of gross proceeds.  In accordance with the terms of the rights offering, we issued an aggregate of 7,285,792 shares of common stock for $2.00 per share and 7,285,792 USATW Warrants, entitling the holder to purchase one share of common stock at the exercise price of $2.20 per share of common stock commencing January 1, 2010 and through December 31, 2011. The USATW Warrants  commenced trading on August 7, 2009, on the NASDAQ Global Market under the symbol “USATW.”

In addition to the above, the terms and conditions of the Other Warrants entitle the holder to participate in this subscription rights offering.

On March 14, 2007, the Company entered into a Securities Purchase Agreement with S.A.C. Capital Associates, LLC ("S.A.C.").  Pursuant thereto, the Company sold to S.A.C. shares of common stock for an aggregate purchase price of $10,000,002 and also issued a warrant (the “S.A.C. Warrant”) to S.A.C. to purchase up to 833,333 shares of common stock at an exercise price of $6.40 per share. On October 1, 2008, and pursuant to the terms of the S.A.C. Warrant, the number of shares underlying the S.A.C. Warrant was automatically increased to 903,955 and the exercise price of the S.A.C. Warrant was automatically decreased to $5.90 per share. The S.A.C. Warrant is exercisable at any time prior to September 14, 2013. As of the Record Date of this rights offering, S.A.C. has not exercised any of the S.A.C. Warrant. The S.A.C. Warrant provides that S.A.C. is entitled to participate in this rights offering as if the S.A.C. Warrant had been exercised in full by S.A.C. on the Record Date of this rights offering. As a result, S.A.C. is receiving an aggregate of 903,955 subscription rights in connection with this rights offering.

Pursuant to the Joint Marketing and Referral Agreement dated October 1, 2008 between us and First Data Merchant Services Corporation, or First Data, a wholly-owned subsidiary of First Data Corporation, we issued to First Data performance-based warrants (the “First Data Warrants”) to purchase up to 1,500,000 shares of our common stock. Of such First Data Warrants, 500,000 are exercisable at $5.25 per share at any time through October 1, 2010, and 1,000,000 are exercisable at $6.00 per share at any time through October 1, 2011. As of the Record Date of this rights offering, none of these First Data Warrants  have been exercised. The Joint Marketing and Referral Agreement provides that First Data is entitled to participate in this rights offering as if each of the First Data Warrants  had been exercised by First Data on the Record Date of this rights offering. As a result, First Data is receiving an aggregate of 1,500,000 subscription rights in connection with this rights offering.

The S.A.C. Warrant and the First Data Warrants are referred to in this prospectus as the “Other Warrants” and S.A.C. and First Data are referred to in this prospectus as the two holders of the Other Warrants.

Except for the holders of the USATW Warrants and the Other Warrants, none of our other warrant holders are entitled to participate in this offering.

Allocation of Subscription Rights

Subscription rights payments for subscriptions will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to the subscription right.   We will deliver certificates representing your shares of our Offered Common Stock and related Offered Warrants or credit your account at your nominee holder with shares of our Offered Common Stock and related Offered Warrants that you purchased pursuant to your subscription right as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

Brokers, dealers, custodian banks, trust companies and other nominee holders of subscription rights will be required to certify to the subscription agent as to the aggregate number of subscription rights exercised pursuant to the subscription rights by such beneficial owners.

Pro Rata Allocation if Insufficient Shares are Available for Issuance

If we receive a sufficient number of subscriptions, the aggregate dollar amount of the exercises could exceed the maximum dollar amount of this offering.  In each case, we would reduce on a pro rata basis, the number of subscriptions we accept so that the gross proceeds of this offering will not exceed the maximum dollar amount of this offering.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

Expiration and Extensions.  You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on [•], 2010, the expiration date of the rights offering, unless extended.  Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we extend the expiration date, you will have at least ten trading days during which to exercise your subscription rights.  Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Any subscription rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised subscription rights.  Except as provided below under “— Guaranteed Delivery Procedures”, we will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

Termination; Cancellation.  We may cancel or terminate the rights offering at any time prior to the expiration date.  Any cancellation or termination of this offering will be followed as promptly as practicable by an announcement of the cancelation or termination and any money received form subscribing rights holders will be returned as soon as practicable, without interest.

Amendment.  We reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Waiver of Maximum Offering Amount

We may waive the maximum offering amount in our sole discretion.  If we elect to waive the maximum offering amount, we will issue a press release announcing such waiver no later than 9:00 a.m., New York City time, on the next business day after the maximum offering amount has been subscribed.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 20% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering.

Public Offering of Unsubscribed Shares of Offered Common Stock and Related Offered Warrants

If we do not receive $_______ of subscription proceeds in the rights offering, shares of Offered Common Stock and related Offered Warrants that remain unsubscribed after the rights offering may be re-offered to the public for purchase at the $___  subscription price in an offering amount equal to the difference between the amount raised in the rights offering and $_______. .The offering period for the unsubscribed shares of Offered Common Stock and related Offered Warrants would commence on the trading date immediately following the closing of the rights offering, and will expire at the earlier of  5:00 p.m., New York City time, on [            ], 2010 or the date on which we have accepted subscriptions for all shares of Offered Common Stock and related Offered Warrants remaining for purchase as reflected in the prospectus supplement.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to raise funds for general corporate purposes, including working capital and providing financing for the manufacture by us of our e-Port cashless payment products anticipated to be used by our customers participating in our Jump Start Program (see “Use of Proceeds”).  Prior to approving the rights offering, our board of directors carefully considered current market conditions and financing opportunities, as well as the potential dilution of the ownership percentage of the existing holders of our common stock that may be caused by the rights offering. In part, because the subscription rights being distributed to our shareholders and warrant holders are nontransferable, we do not anticipate that the rights offering would affect our ability to utilize our net operating loss carryforwards (NOLs) for federal income tax purposes of $105,162,314 as of June 30, 2009. See “Risk Factors-Risks Relating to Our Business- Our ability to use net operating loss carryovers to reduce future tax payments may be limited.”

After weighing the factors discussed above and the effect of the $___________ in additional capital, before expenses, that may be generated by the sale of shares of our Offered Common Stock and related Offered Warrants pursuant to the rights offering, our board of directors believes that the rights offering is in the best interests of our company.  Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

The subscription price per share for the rights offering was set by our board of directors. Pursuant to the Prior Offering, on _______, 2010, we sold ____ shares of common stock and ____ Offered Warrants for $___ per share and related Offered Warrant for an aggregate of $_______. We agreed at the time of the Prior Offering that the subscription price of this rights offering would not be greater than the offering price of the Prior Offering. In determining the subscription price, the board of directors also considered, among other things, the following factors:

•	our cash needs;

•	the historical and current market price of our common stock;

•	the terms and expenses of this offering relative to other alternatives for raising capital, including fees payable to the dealer manager and our advisors;

•	the size of this offering; and

•	the general condition of the securities market.

Information Agent

MacKenzie Partners, Inc. will act as the information agent in connection with this rights offering. The information agent does not make and any recommendations as to whether or not you should exercise your subscription rights. The information agent will receive for its services a fee estimated to be approximately $____ plus reimbursement of all reasonable out-of-pocket expenses related to this offering.  If you have any questions or need further information on this rights offering, please contact the information agent at the address below:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Collect:  (212) 929-5500
Toll-free:  (800) 322-2885
Email:  usatrights@mackenziepartners.com

Subscription Agent

American Stock Transfer & Trust Company, LLC will act as the subscription agent in connection with this rights offering.  The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $________ plus reimbursement for all reasonable out-of-pocket expenses related to this offering. The subscription agent does not make any recommendations as to whether or not you should exercise your subscription rights. We have also agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with this offering.

Completed subscription rights certificates must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right to the subscription agent by one of the methods described below.

We will accept only properly completed and duly executed subscription rights certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of this offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.  See “Payment for Shares” below.  In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Rights Certificate Delivery Method	Address/Number

By Hand Delivery	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

By Mail/Overnight Carrier	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription rights certificates may be directed to the information agent at its telephone number and address listed below:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Collect:  (212) 929-5500
Toll-free:  (800) 322-2885
Email:  usatrights@mackenziepartners.com

Shareholders or holders of the USATW Warrants may also contact their broker, dealer, custodian bank, trustee or other nominee for information with respect to this offering.

Methods for Exercising Subscription Rights

Subscription rights are evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic certificates issued through the facilities of DTC. Except as described below under “Foreign Shareholders,” the subscription certificates will be mailed to record date shareholders or, if a record date shareholder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.  Subscription rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the subscription agent, together with payment in full for the shares at the subscription price by the expiration date of this offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures. Completed subscription rights certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date, at the offices of the subscription agent at the address set forth above, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

Record Date Shareholders Whose Shares are Held by a Nominee

Record date shareholders whose shares are held by a nominee, such as a broker, dealer, custodian bank, trustee or other nominee, must contact that nominee to exercise their subscription rights.  In that case, the nominee will exercise the subscription rights on behalf of the record date shareholder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

You should complete and send to that record holder the applicable subscription documents from your record holder with the other rights offering materials. While we will not charge any fee or sales commission to subscription rights holders for exercising their subscription rights (other than the subscription price), if you exercise your subscription rights and/or sell any underlying shares of our common stock through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

Nominees

Nominees, such as brokers, dealers, custodian banks, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the subscription rights.  If the beneficial owner so instructs, the nominee should exercise the subscription rights on behalf of the beneficial owner and arrange for proper payment as described under “Payment for Shares” below.

All Exercises are Irrevocable

All exercises of subscription rights are irrevocable. Once you send in your subscription rights certificate or Notice of Guaranteed Delivery and payment, you cannot revoke the exercise of your subscription rights, even if the market price of our common stock is below the $___ per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price of $___ per share.

General

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding.  No alternative, conditional or contingent subscriptions will be accepted.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you will not be able to deliver your subscription rights certificate to the subscription agent prior to the expiration date of the offering, then you may nevertheless exercise the subscription rights if:

• before the expiration date, the subscription agent receives:

o payment for the number of common shares you subscribe for pursuant to your subscription right; and

o a guarantee notice from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or FINRA, or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the subscription agent of the subscription rights certificate evidencing the subscription rights to be exercised within three (3) trading days following the date of that notice; and

• within this three (3) trading day period, the subscription agent receives the properly completed subscription rights certificate.

You may deliver the guarantee notice referred to above to the subscription agent in the same manner as you would deliver the subscription rights certificate. You should refer to the form titled “Notice of Guaranteed Delivery For Subscription Rights Certificate,” which is provided with the “Instructions as to Use of Subscription Rights Certificates” distributed with the subscription rights certificate for the information and representations required in the guarantee notice.

Foreign Shareholders

Subscription rights certificates will not be mailed to foreign shareholders or holders of the USATW Warrants.  A foreign shareholder or holder of USATW Warrant is any record holder of common stock on the record date whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address.  Foreign shareholders or holders of USATW Warrants will be sent written notice of this offering.  The subscription agent will hold the subscription rights to which those subscription rights certificates relate for these shareholders’ or warrant holders’ accounts, subject to that shareholder or warrant holder making satisfactory arrangements with the subscription agent for the exercise of the subscription rights, and follow the instructions of such shareholder or warrant holder for the exercise of the subscription rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on [•], 2010, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date).  If no instructions are received by the subscription agent by that time, the subscription rights will expire worthless without any payment to the holders of those unexercised rights.

Payment for Shares

A participating subscription rights holder may send the subscription rights certificate together with payment for the shares of our Offered Common Stock and related Offered Warrants subscribed for in the rights offering to the subscription agent based on the subscription price of $___ per share of Offered Common Stock and related Offered Warrant. Except as described above under “— Guaranteed Delivery Procedures”, to be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above (see “— Subscription Agent”), at or prior to 5:00 p.m., New York City time, on the expiration date. Do not send subscription rights certificates, Notices of Guaranteed Delivery or payments to us.

All payments by a participating subscription rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to American Stock Transfer FBO USA Technologies, Inc.  Payment also may be made by wire transfer to JP Morgan Chase, ABA No. 021000021, Account No. 957-341245, Account name: American Stock Transfer FBO USA Technologies, Inc., with reference to the subscription rights holder’s name.  The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription rights certificates and payment of the subscription price to us will be at the election and risk of the participating subscription rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date.  Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order or wire transfer.

Whichever of the methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment.

If a participating subscription rights holder who subscribes for shares as part of the subscription right does not make payment of any amounts due by the expiration date, the subscription agent reserves the right to take any or all of the following actions:  (i) reallocate the shares to other participating subscription rights holders (ii) apply any payment actually received by it from the participating subscription rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating subscription rights holder upon exercise of the subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, whose determinations will be final and binding.  We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Participating subscription rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Delivery of Stock Certificates

Shareholders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or on behalf of their broker, dealer, custodian bank, trustee or other nominee will have any shares of Offered Common Stock and related Offered Warrants that they acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other shareholders, stock certificates for all shares of our Offered Common Stock and related Offered Warrants acquired will be mailed. Any such mailing or crediting will occur as soon as practicable after the rights offering has expired, payment for the shares of Offered Common Stock and related Offered Warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

ERISA Considerations

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of subscription rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code.  If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.  The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of subscription rights.  Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of subscription rights under ERISA and the Code.

Distribution Arrangements

Source Capital Group, Inc., or Source, the dealer manager for this offering, is a broker-dealer and member of Financial Industry Regulatory Authority, Inc., or FINRA (formerly the NASD).  The principal business address of the dealer manager is Source Capital Group, Inc., 276 Post Road West, Westport, Connecticut 06880.

Under the terms and subject to the conditions contained in the Dealer Manager Agreement,  the dealer manager will act as the sole exclusive placement agent, dealer manager and financial advisor in connection with this offering and will use its best efforts to solicit the exercise of subscription rights. The dealer manager will also act as the sole placement agent in connection with the Public Offering of any shares of Offered Common Stock and related Offered Warrants that are not subscribed for pursuant to the exercise of the subscription rights. This rights offering is not contingent upon any number of subscription rights being exercised.  The dealer manager is not underwriting or placing any of the securities (including the subscription rights) issued in this offering and the dealer manager does not make any recommendation with respect to such securities.

Pursuant to the dealer manager agreement, we are obligated to pay to the dealer manager compensation equal to 6% of the gross proceeds of this offering in cash, 6% of the shares of common stock sold in this offering in Dealer Manager Warrants priced at 125% of the subscription price, and a non-accountable expense allowance equal to the lower of $________ or 0.5% of the dollar amount received by us in connection with this offering. The Dealer Manager Warrants will not be redeemable. In accordance with FINRA Rule 5110 (g), the dealer manager has agreed that for 180 days following the effective date of this offering, the dealer manager will not sell, transfer, assign, pledge or hypothecate the Dealer Manager Warrants acquired by it, or subject such Dealer Manager Warrants to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such warrants, except that such Dealer Manager Warrants may be transferred to any successor, manager or member of the dealer manager. The Dealer Manager Warrants  may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years after the closing date of this rights offering at our expense, and piggyback registration rights for a period of five years after the closing date of this rights offering at our expense, and one demand registration right at the dealer manager’s expense for a period of five years following the closing. We have also agreed to indemnify the dealer manager and its affiliates against certain liabilities, including those arising under the Securities Act of 1933, as amended.

USE OF PROCEEDS

Assuming the maximum offering amount of $__________ is subscribed for in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $__________, after deducting expenses related to this offering payable by us estimated at approximately $___________, including dealer manager fees.  Assuming that the maximum offering amount is subscribed for in the rights offering, and all of the related Offered Warrants are exercised, we would receive $_________ of proceeds from the exercise of all of the Offered Warrants for _________ shares at the stated exercise price of $[•] per share.  There can be no assurances that all of the rights or Offered Warrants will be exercised in full.

We intend to use the net proceeds received from the exercise of the rights for general corporate purposes, including working capital and providing financing for the manufacture by us of our e-Port cashless payment products anticipated to be used by our customers participating in our Jump Start Program.  Any of the proceeds we do not use immediately upon receipt, we will temporarily invest in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities or U.S. government securities.  Any proceeds received by us from exercises of the Offered Warrants will be used for general corporate purposes, including working capital.

SELECTED FINANCIAL DATA

The following selected financial data for the five years ended June 30, 2009 are derived from the audited consolidated financial statements of USA Technologies, Inc. The financial data for the six months ended December 31, 2009 and 2008 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which USA Technologies, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended December 31, 2009 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2010. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated herein by reference.

	Year ended June 30

	2009	2008	2007	2006	2005
OPERATIONS DATA

Revenues	$12,020,123	$16,103,546	$9,158,012	$6,414,803	$4,677,989

Net loss	(13,731,818)	(16,417,893)	(17,782,458)	(14,847,076)	(15,499,190)

Cumulative preferred dividends	(772,997)	(780,588)	(781,451)	(783,289)	(784,113)
Loss applicable to common shares	$(14,504,815)	(17,198,481)	$(18,563,909)	$(15,630,365)	$(16,283,303)

Loss per common share (basic and diluted)	$(0.95)	$(1.21)	$(2.13)	$(3.15)	$(4.18)

Cash dividends per common share	$—	$—	$—	$—	$—

BALANCE SHEET DATA
Total assets	$25,980,378	$40,055,651	$34,491,497	$23,419,466	$23,391,765
Convertible Senior Notes and other long-term debt	$820,059	$967,518	$1,029,745	$7,780,853	$9,337,300
Shareholders’ equity	$19,972,272	$32,576,549	$28,084,206	$11,177,064	$9,309,185

	Six months ended
	December 31
	2009	2008
OPERATIONS DATA

Revenues	$7,598,475	$6,065,108

Net loss	(7,171,555)	(7,282,928)

Cumulative preferred dividends	(382,703)	(390,294)
Loss applicable to common shares	$(7,554,258)	$(7,673,222)

Loss per common share (basic and diluted)	$(0.36)	$(0.51)

Cash dividends per common share	$--	$--

BALANCE SHEET DATA
Total assets	$32,253,006	$31,134,023
Long-term debt	$593,363	$1,187,037
Shareholders' equity	$25,610,228	$25,995,103

QUARTERLY FINANCIAL DATA

Unaudited quarterly results of operations for the years ended June 30, 2009 and 2008 and the six months ended December 31, 2009 follow and should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated herein by reference and the Company's quarterly reports on Form 10-Q for the fiscal years 2009 and 2008 and the six months ended December 31, 2009.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
YEAR ENDED JUNE 30, 2009
Revenues	$3,394,879	$2,670,229	$2,308,932	$3,646,083	$12,020,123
Gross profit	$903,409	$665,129	$591,184	$689,795	$2,849,517
Net loss	$(3,853,895)	$(3,429,033)	$(3,530,553)	$(2,918,337)	$(13,731,818)
Cumulative preferred dividends	$(390,294)	$-	$(382,703)	$-	$(772,997)
Loss applicable to common shares	$(4,244,189)	$(3,429,033)	$(3,913,256)	$(2,918,337)	$(14,504,815)
Loss per common share (basic and diluted)	$(0.28)	$(0.23)	$(0.26)	$(0.19)	$(0.95)

YEAR ENDED JUNE 30, 2008
Revenues	$3,355,656	$3,459,403	$4,263,512	$5,024,975	$16,103,546
Gross profit	$519,176	$1,042,910	$895,722	$961,046	$3,418,854
Net loss	$(5,262,989)	$(3,639,666)	$(3,760,546)	$(3,754,692)	$(16,417,893)
Cumulative preferred dividends	$(390,294)	$-	$(390,294)	$-	$(780,588)
Loss applicable to common shares	$(5,653,283)	$(3,639,666)	$(4,150,840)	$(3,754,692)	$(17,198,481)
Loss per common share (basic and diluted)	$(0.47)	$(0.25)	$(0.28)	$(0.25)	$(1.21)

SIX MONTHS ENDED DECEMBER 31, 2009
Revenues	$7,598,475
Gross profit	$2,039,518
Net loss	$(7,171,555)
Cumulative preferred dividends	$(382,703)
Loss applicable to common shares	$(7,554,258)
Loss per common share (basic and diluted)	$(0.36)

CAPITALIZATION

The following table sets forth our capitalization, cash and cash equivalents:

•	on an actual basis as of December 31, 2009; and

•
on a pro forma as adjusted basis to give effect to the sale of a maximum of [•] shares of our Offered Common Stock  in this rights offering (but excluding any issuance of shares of common stock to holders of Offered Warrants), assuming a subscription price of $[•] per share, and our receipt of the net proceeds from that sale after deducting estimated offering expenses payable by us of $_________.

This table should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes for the quarterly period ended December 31, 2009 and other financial data incorporated herein by reference.

	At December 31, 2009 (Unaudited)
	Actual	Pro Forma As Adjusted (1)

Cash	$11,572,878	$

Total assets	$32,253,006	$

Total liabilities	$6,642,778	$

Total shareholders’ equity	$25,610,228	$

Total liabilities and shareholders’ deficit	$32,253,006	$

(1)	Assumes the rights offering is fully subscribed for, of which no assurances can be given.

DILUTION

Purchasers of our Offered Common Stock  in the rights offering (and upon exercise of the Offered Warrants issued pursuant to this rights offering) will experience an immediate dilution of the net tangible book value per share of our common stock.  Our net tangible book value as of December 31, 2009 was approximately $13,619,000, or $0.60 per share of our common stock (based upon 22,725,701 shares of our common stock outstanding).  Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock.  Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

Based on the aggregate offering of a maximum of [•] shares and after deducting estimated offering expenses payable by us of $___________, and the application of the estimated $__________ of net proceeds from the rights offering, our pro forma net tangible book value as of December 31, 2009 would have been approximately $__________ or $____ per share.  This represents an immediate increase in pro forma net tangible book value to existing shareholders of $____ per share and an immediate dilution to purchasers in the rights offering of $____ per share.

The following table illustrates this per-share dilution (assuming a fully subscribed for rights offering of [•] shares of Offered Common Stock at the subscription price of $[•] per share but excluding any issuance of shares of common stock to holders of Offered Warrants):

Subscription price	$	[•]

Net tangible book value per share prior to the rights offering	$	____

Increase per share attributable to the rights offering	$	____

Pro forma net tangible book value per share after the rights offering	$	____

Dilution in net tangible book value per share to purchasers	$	____

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Our common stock  has traded on the NASDAQ Global Market under the symbol USAT since August 1, 2007.  Prior thereto, and since March 17, 2007, our common stock traded on the NASDAQ Capital Market.

The high and low sales prices on the NASDAQ Capital Market and the NASDAQ Global Market for the common stock were as follows:

Year ended June 30, 2010	High	Low
First Quarter (through September 30, 2009)	$3.01	$1.35
Second Quarter (through December 31, 2009)	$1.82	$1.50

Year ended June 30, 2009
First Quarter (through September 30, 2008)	$6.00	$2.92
Second Quarter (through December 31, 2008)	$4.20	$0.90
Third Quarter (through March 31, 2009)	$3.54	$1.44
Fourth Quarter (through June 30, 2009)	$3.17	$1.56

Year ended June 30, 2008	High	Low
First Quarter (through September 30, 2007)	$11.30	$7.36
Second Quarter (through December 31, 2007)	$8.84	$4.53
Third Quarter (through March 31, 2008)	$5.99	$2.90
Fourth Quarter (through June 30, 2008)	$6.49	$4.30

As of the date of this prospectus, there were approximately [•] holders of record of our common stock and approximately [•] holders of record of our series A convertible preferred stock.

DIVIDEND POLICY

The holders of our common stock are entitled to receive such dividends as our board of directors  may from time to time declare out of funds legally available for payment of dividends We have never declared or paid dividends on our common stock.  No dividend may be paid on the common stock until all accumulated and unpaid dividends on series A convertible preferred stock have been paid.  As of the date of this prospectus, such accumulated unpaid dividends amounted to $________.

We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future.  Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 640,000,000 shares of common stock, no par value, and 1,800,000 shares of undesignated preferred stock.  As of the date hereof, 900,000 preferred shares have been designated as series A convertible preferred stock, no par value.  As of March 16, 2010, there were 22,725,701 shares of common stock issued and outstanding and  469,915 shares of series A convertible preferred stock issued and outstanding which are convertible into 4,669 shares of common stock.  From the inception of the Company through December 31, 2009, a total of 591,758 shares of preferred stock have been converted into 2,187 shares of common stock and $2,439,920 of accrued and unpaid dividends thereon have been converted into 1,219 shares of common stock.

Common Stock

The holder of each share of common stock:

•	is entitled to one vote on all matters submitted to a vote of the shareholders of USA, including the election of directors. There is no cumulative voting for directors;

•	does not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of USA; and

•	is entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for payment of dividends.

No dividend may be paid on the common stock until all accumulated and unpaid dividends on the series A convertible preferred stock have been paid.  Upon any liquidation, dissolution or winding up of USA, holders of shares of common stock are entitled to receive pro rata all of the assets of USA available for distribution, subject to the liquidation preference of the series A convertible preferred stock of $10 per share and any unpaid and accumulated dividends on the series A convertible preferred stock.

Outstanding Warrants

As of March 16, 2010, there were 10,608,087 common stock warrants outstanding, of which 9,108,087 were exercisable at the following exercise prices and have the following expiration dates: 609,376 were exercisable at $6.40 per share and expire on December 31, 2011; 7,577,224 were exercisable at $2.20 per share and expire on December 31, 2011; 17,532 were exercisable at $7.70 per share and expire on October 17, 2012; and 903,955 were exercisable at $5.90 per share and expire on September 14, 2013. The remaining 500,000 and 1,000,000 First Data Warrants  expiring on October 1, 2010 and October 1, 2011, respectively, are not currently exercisable as the performance hurdles in the First Data Joint Marketing Agreement have not been achieved.

DESCRIPTION OF OFFERED WARRANTS

The Offered Warrants to be issued pursuant to exercise of the subscription rights will be separately transferable following their issuance and through December 31, 2013, and will expire thereafter. The Offered Warrants may be exercised for $[•] per share (representing [•]% of the offering price of the Offered Common Stock  under the subscription rights) commencing on January 1, 2011 and at any time through December 31, 2013. On _____, 2010, the Offered Warrants were listed for quotation on the NASDAQ Global Market under the symbol “USATZ”. The Offered Warrants will be listed for quotation until 4:00 p.m., New York City time, on December 31, 2013.  The common stock underlying the Offered Warrants, upon issuance, will also be traded on the NASDAQ Global Market under the symbol “USAT.”

The Offered Warrants will be issued pursuant to a warrant agreement by and between the Company and American Stock Transfer & Trust Company, LLC, the warrant agent.

Certificates for all Offered Warrants acquired will be mailed as soon as practicable after the rights offering has expired, payment for the shares of Offered Common Stock and related Offered Warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, unless shares are held of record by Cede & Co. or by any other depository or nominee through the facilities of DTC on behalf of the shareholder or on behalf of the shareholder’s broker, dealer, custodian bank, trustee or other nominee, in which case the shareholder will have any Offered Warrants acquired by the shareholder credited to the account of Cede & Co. or the other depository or nominee as soon as practicable after the rights offering has expired, payment for the shares of Offered Common Stock and related Offered Warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

We will deliver certificates representing your Offered Warrants or credit your account at your nominee holder with the Offered Warrants that you purchased pursuant to your subscription right as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

The exercise price of the Offered Warrants and the number of shares of common stock issuable upon exercise of the Offered Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock.  Upon the merger, consolidation, sale of substantially all the assets of USA, or other similar transaction, the holders of Offered Warrants shall, at the option of USA, be required to exercise the Offered Warrants immediately prior to the closing of the transaction, or such Offered Warrants shall automatically expire.  Upon such exercise, the holders of Offered Warrants shall participate on the same basis as the holders of common stock in connection with the transaction.

The Offered Warrants  do not confer upon the holder any voting or any other rights of a shareholder of USA.  Upon notice to the of Offered Warrants  holders, USA has the right, at any time and from time to time, to reduce the exercise price or to extend the of Offered Warrants termination date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. Federal income tax consequences of the receipt of subscription rights described in this offering and of the exercise or expiration of those subscription rights to U.S. Holders (as defined below) of our common stock that hold such stock as a capital asset for Federal income tax purposes.  This discussion is based upon the Code, Treasury Regulations promulgated thereunder, judicial decisions, and the U.S. Internal Revenue Service’s (“IRS”) current administrative rules, practices and interpretations of law, all as in effect on the date of this document, and all of which are subject to change, possible with retroactive effect.  This discussion applies only to U.S. Holders and does not address all aspects of Federal income taxation that may be important to particular holders in light of their individual investment circumstances or to holders who may be subject to special tax rules, including, without limitation, holders of preferred stock, partnerships (including any entity or arrangement treated as a partnership for Federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, non-U.S. Holders, banks, financial institutions, broker-dealers, holders of USATW Warrants or Other Warrants  entitling them to receive subscription rights, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.

We have not sought, and will not seek, a ruling from the IRS regarding the Federal income tax consequences of this offering or the related share issuance. This discussion is based on varying interpretations that could result in U.S federal income tax consequences different from those described below. The following discussion does not address the tax consequences of this offering or the related share issuance under foreign, state, or local tax laws, or the alternative minimum tax provisions of the Code.  Accordingly, each holder of common stock is urged to consult its tax advisor with respect to the particular tax consequences of this offering or the related share issuance to such holder.

For purposes of this description, a “U.S. Holder” is a holder of our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation, regardless of its source; or

•
a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE.  THE U.S. FEDERAL INCOME TAX TREATMENT OF THE RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS.  ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED BY THE CODE.  THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION DESCRIBED IN THIS PROSPECTUS.  PROSPECTIVE INVESTORS SHOULD SEEK ADVICE FROM THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Receipt of the Subscription Rights

The distribution of the subscription rights should be a non-taxable distribution to U.S. Holders under Section 305(a) of the Code.  This position is not binding on the IRS, or the courts, however.  If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

The distribution of the subscription rights would be taxable under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our shareholders and an increase in the proportionate interest of other shareholders in our assets or earnings and profits, if any.  Distributions having this effect are referred to as “disproportionate distributions.”

The remaining description assumes that U.S. Holders who receive the subscription rights on account of their common stock will not be subject to U.S. federal income tax on such receipt.

Tax Basis and Holding Period of the Subscription Rights

A U.S. Holder's tax basis in the subscription rights will depend on the fair market value of the subscription rights and the fair market value of our common stock at the time of the distribution.

•     If the total fair market value of the subscription rights being distributed in this offering to holders of our common stock represents 15 percent or more of the total fair market value of our common stock at the time of the distribution, a holder must allocate the basis of the holder's shares of common stock (with respect to which the subscriptions rights were distributed) between such stock and the subscription rights received by such holder. This allocation is made in proportion to the fair market value of the common stock and the fair market value of the subscription rights at the date of distribution.

•     If the total fair market value of the subscription rights being distributed in this offering to holders of our common stock is less than 15 percent of the total fair market value of our common stock at the time of the distribution, the basis of such subscription rights will be zero unless the holder elects to allocate part of the basis of the holder's shares of common stock (with respect to which the subscriptions rights were distributed) to the subscription rights. A holder makes such an election by attaching a statement to the holder's tax return for the year in which the subscription rights are received. This election, once made, will be irrevocable with respect to those rights. Any holder that makes such election should retain a copy of the election and of the tax return with which it was filed in order to substantiate the use of an allocated basis upon a subsequent disposition of the stock acquired by exercise. If the basis of a holder's subscription rights is deemed to be zero because the fair market value of the subscription rights at the time of distribution is less than 15 percent of the fair market value of our common stock and because the holder does not make the election described above, the holder's basis of the shares of common stock with respect to which such rights are received will not change.  If an allocation of basis is made between the subscriptions rights and common stock, and the subscription rights are later exercised, the tax basis in the common stock originally owned by the holder will be reduced by an amount equal to the tax basis allocated to the subscription rights. In addition, any tax basis allocated to the subscription rights must be apportioned between the right to acquire common stock and the right to receive a warrant in proportion to their values on the date of distribution. For these purposes, the value of the right to acquire common stock will be that amount which bears the same ratio to the value of a subscription right as the value of one share of common stock bears to the value of one package, consisting of one share of common stock and one warrant. The value of the right to receive a warrant will be the difference between the value of the subscription right and the right to acquire common stock as determined above.

The holding period for the subscriptions rights received by a U.S. Holder on account of common stock in the rights offering will include the holder's holding period for the common stock with respect to which the subscriptions rights were received.

Expiration of the Subscription Rights

If the subscription rights expire without exercise while the holder continues to hold the shares of our common stock with respect to which the subscription rights are received, the holder will recognize no loss and the tax basis of the common stock with respect to which the subscription rights were received will equal its tax basis before receipt of the subscription rights.  If the subscription rights expire without exercise or are exercised after you have disposed of the shares of our common stock with respect to which the subscription rights are received, the tax consequences are uncertain and you should consult your tax advisor regarding your ability to recognize a loss (if any) on the expiration of the subscription rights, or regarding the tax basis of the shares acquired upon exercise.

Exercise of the Subscription Rights; Tax Basis and Holding Period of the Shares

A U.S. Holder of common stock will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering.

The tax basis of the Offered Common Stock and related Offered Warrants acquired through exercise of the subscription rights will equal the sum of (a) the exercise price and (b) the holder's tax basis, if any, in the subscription rights (determined as described above). The subscription price must be allocated between the Offered Common Stock and the related Offered Warrants acquired in proportion to their relative fair market values on the exercise date. The basis of the common stock acquired will then be the sum of that portion of the subscription price so allocable to the common stock, plus the portion, if any, of the basis of the subscription rights allocable to the right to acquire common stock, determined in the manner described above. The basis of the Offered Warrants will be the sum of that portion of the subscription price allocable to such Offered Warrants , plus the portion, if any, of the basis of the subscription rights allocable to the right to acquire the Offered Warrants, determined in the manner described above.

The holding period for the Offered Common Stock and related Offered Warrants acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised. The holding period of common stock subsequently acquired through the exercise of the Offered Warrants  will begin with the date the Offered Warrants are exercised.

If a U.S. Holder subsequently exercises an Offered Warrant that the holder acquired through the prior exercise of the subscription rights, that holder will not recognize gain or loss upon the subsequent exercise of the Offered Warrant. The shares of common stock that the holder acquires as a result of exercising the warrant will have a tax basis equal to that holder's adjusted basis in the warrant, plus the amount paid to exercise the warrant. The holding period of shares acquired upon exercise of an Offered Warrant will begin on the day after the warrant is exercised.

If a U.S. Holder sells the Offered Warrant to another person, the holder will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the proceeds from the sale and (b) the holder's tax basis in the warrant (determined as described above). This gain or loss will be a capital gain or loss if the warrant is a capital asset in the hands of the seller. Whether the capital gain will be long-term or short-term capital gain will depend on the seller's holding period for the warrant.

If the U.S. Holder allows the Offered Warrant to lapse or expire without exercise, the warrant is deemed to be sold or exchanged on the date of expiration. Therefore, the holder will generally recognize a capital loss in an amount equal to the holder's basis in the warrant. The loss is treated as short-term or long-term depending on the holder's holding period in the warrant.

A U.S. Holder who exercises the subscription rights received in the offering after disposing of the shares of our common stock with respect to which the subscription rights are received, should consult such holder’s tax advisor regarding the potential application of the “wash sale” rules under Section 1091 of the Code.

Sale or Other Disposition of the Subscription Rights Shares

If a U.S. Holder sells or otherwise disposes of the shares received as a result of exercising a right, such U.S. Holder’s gain or loss recognized upon that sale or other disposition will be a capital gain or loss assuming the share is held as a capital asset at the time of sale.  This gain or loss will be long-term if the share has been held at the time of sale for more than one year.

Subscription Rights on Account of USATW Warrants

Similar principles as described above should apply to holders of USATW Warrants who receive subscription rights. Holders of such rights, however, should seek advice from their own independent tax advisors concerning tax consequences regarding the receipt and exercise of the subscription rights issued with respect to the USATW Warrants.

Information Reporting and Backup Withholding

Payments made to you of proceeds from the sale of rights shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding.  Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding.  Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability.  You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

THE PUBLIC OFFERING OF UNSUBSCRIBED SHARES OF OFFERED COMMON STOCK AND OFFERED WARRANTS

If we do not receive $_________ of subscription proceeds pursuant to the rights offering, we intend to offer any shares of Offered Common Stock and related Offered Warrants that remain unsubscribed for at the expiration of the rights offering to the public at $[•] per share of Offered Common Stock and related Offered Warrant in an offering amount equal to the difference between the amount raised in the rights offering and $_______.

Preliminary Nonbinding Subscriptions During Pendency Of Rights Offering

We will permit prospective investors who are not shareholders or warrant holders eligible to participate in the rights offering and who desire to purchase shares of our Offered Common Stock and related Offered Warrants the right to submit nonbinding subscriptions with respect to one or more shares of the Offered Common Stock and related Offered Warrants. Prospective investors who wish to do so should complete, date, and sign the preliminary subscription agreement which accompanies this prospectus and return it to:

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	By Hand or Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Preliminary subscriptions are NOT binding on subscribers. Do NOT send payment for your shares at this time. Upon the completion of our rights offering, we will furnish to all persons who previously submitted preliminary subscriptions a prospectus supplement that sets forth the results of our rights offering and the amount of unsubscribed shares of Offered Common Stock and related Offered Warrants available for sale accompanied by an acknowledgment of subscription. A copy of the acknowledgment of subscription accompanies this prospectus. Upon receipt of the prospectus supplement, each subscriber will be asked to do the following:

•	Complete, date, and sign the acknowledgment of subscription.

•	Make a check payable to “USA Technologies, Inc.” in an amount equal to the subscription price of $______ multiplied by the number of shares of common stock subscribed for.

•	Return the completed acknowledgment of subscription and check to:

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	By Hand or Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

UPON RECEIPT BY THE COMPANY OF THE ACKNOWLEDGMENT OF SUBSCRIPTION, THE PRELIMINARY SUBSCRIPTION AGREEMENT WILL BECOME BINDING ON AND IRREVOCABLE BY THE SUBSCRIBER UNTIL THE EXPIRATION DATE OF THE OFFERING PERIOD FOR THE UNSUBSCRIBED SHARES OF OFFERED COMMON STOCK AND RELATED OFFERED WARRANTS.

Discretion To Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of the unsubscribed shares and warrants. If we receive subscriptions for a total of more than that number of shares of Offered Common Stock and related Offered Warrants available for sale in the reoffer period, we may limit the number of shares of Offered Common Stock and related Offered Warrants sold to any subscriber. As a result, you may not receive any or all of the shares of Offered Common Stock and related Offered Warrants for which you subscribe.

We will notify subscribers as soon as practicable following the expiration date of the public offering of unsubscribed shares of Offered Common Stock and related Offered Warrants as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest or penalty, as soon as practicable.

Offering Period; Expiration Date

The offering period for any unsubscribed shares of Offered Common Stock and related Offered Warrants will commence on the trading date immediately following the date of the closing of the rights offering, and will expire at the earlier of  5:00 p.m., New York City time, on [            ], 2010 or the date on which we have accepted subscriptions for all shares of Offered Common Stock and related Offered Warrants remaining for purchase as reflected in the prospectus supplement.

We may cancel the public offering of remaining shares of Offered Common Stock and related Offered Warrants at any time for any reason, including following the expiration date. If we cancel the public offering of any remaining shares of Offered Common Stock and related Offered Warrants, we will return all subscription payments, without interest or penalty, as soon as practicable.

Issuance of Certificates

Promptly after the acceptance of a subscription, we will issue certificates representing the shares of Offered Common Stock and related Offered Warrants purchased by investors in the public offering. We will follow the instructions contained in the accepted subscription agreements when we issue the certificates.

Subscription Proceeds

We will promptly deposit all subscription proceeds as we receive them in a noninterest-bearing deposit account. Upon our acceptance of a subscription, the related subscription proceeds due to us will become immediately available for our use. Promptly following the expiration date of the public offering of unsubscribed shares of Offered Common Stock and related Offered Warrants, we will refund any amounts due to subscribers whose subscriptions we did not accept as described under “Discretion to Accept Subscriptions” above.

No Revocation or Change

Once you submit the acknowledgement of subscription and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription unless you are certain that you wish to purchase shares of Offered Common Stock and related Offered Warrants at the subscription price.

PLAN OF DISTRIBUTION

On or about [•], 2010, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to the holders of our common stock on the Record Date and to our warrant holders on the Record Date who are entitled to participate in this rights offering.  Subscription rights holders who wish to exercise their subscription rights and purchase shares of our Offered Common Stock and related Offered Warrants must complete the subscription rights certificate and, if applicable, the Notice of Guaranteed Delivery and return it with payment for the shares to the subscription agent at the following address:

By Mail/Overnight Carrier:	By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

See “The Rights Offering — Methods for Exercising Subscription Rights” and “The Rights Offering  — Guaranteed Delivery Procedures.” If you have any questions, you should contact MacKenzie Partners, Inc., our information agent for the rights offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or by e-mail to usatrights@mackenziepartners.com. Other than as described in this prospectus, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.

If we do not receive $_________ of subscription proceeds pursuant to the rights offering, we intend to offer any shares of Offered Common Stock and related Offered Warrants that remain unsubscribed for at the expiration of the rights offering to the public at $[•] per share of Offered Common Stock and related Offered Warrant in an offering amount equal to the difference between the amount raised in the rights offering and $_______.

Source Capital Group, Inc. is the dealer manager of this rights offering.  In such capacity, such dealer manager will act as the sole exclusive placement agent, dealer manager and financial advisor to our company in connection with this rights offering and will use its best efforts to solicit the exercise of subscription rights. The dealer manager will also act as the sole placement agent in connection with the Public Offering of any shares of Offered Common Stock and related Offered Warrants that are not subscribed for pursuant to the exercise of the subscription rights.  We have agreed to pay the dealer manager 6% of the dollar amount received by us in connection with this offering in cash, 6% of the shares of common stock sold in this offering in Dealer Manager Warrants priced at 125% of the subscription price and a non-accountable expense allowance of $______ or 0.5% of the dollar amount received by us in connection with this offering.  The Dealer Manager Warrants will not be redeemable.  In accordance with FINRA Rule 5110 (g), the dealer manager has agreed that for 180 days following the effective date of this offering, the dealer manager will not sell, transfer, assign, pledge or hypothecate the Dealer Manager Warrants acquired by it, or subject such Dealer Manager Warrants to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such Dealer Manager Warrants, except that such Dealer Manager Warrants  may be transferred to any successor, manager or member of the dealer manager. The Dealer Manager Warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years after the closing date of this rights offering at our expense, and piggyback registration rights for a period of five years after the closing date of this rights offering at our expense, and one demand registration right at the dealer manager’s expense for a period of five years following the closing.  We have also agreed to indemnify the dealer manager and its affiliates against certain liabilities, including those  arising under the Securities Act of 1933. The dealer manager is not underwriting or placing any of the securities (including the subscription rights) issued in this offering and the dealer manager does not make any recommendation with respect to such securities.

Prior to the commencement of this rights offering, and pursuant to the  Dealer Manager Agreement entered into between the Company the dealer manager, the dealer manager acted as the placement agent for the Prior Offering pursuant to which we sold  _____ shares of common stock and related Offered Warrants to purchase up to _____ shares of common stock for an aggregate sales price of  $________. As compensation for acting as placement agent, the dealer manager received cash compensation of $_________, a non-accountable expense allowance of $______, and a warrant to purchase up to _____ shares of our common stock at $___ per share through ________, 2013.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our common stock and series A convertible preferred stock is American Stock Transfer & Trust Company, LLC, 40 Wall Street, New York, New York 10005.

LEGAL MATTERS

The validity of the common stock has been passed upon for us by Lurio & Associates, P.C., Philadelphia, Pennsylvania 19103.

EXPERTS

The consolidated financial statements and schedules of USA Technologies, Inc. at and for each of the years ended June 30, 2009 and June 30, 2008 have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of USA Technologies, Inc. at June 30, 2007, and for each of the two years in the period ended June 30, 2007 have been incorporated by reference herein in reliance upon the reports of Goldstein Golub Kessler LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  Anyone may inspect a copy of the registration statement or any other reports we file, without charge at the public reference facility maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, DC 20549.  Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees.  The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission.

You can find additional information concerning us on our website http://www.usatech.com.  Information contained on, or linked from, our website is not and should not be considered a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. This filing incorporates by reference the following documents, which we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed on September 25, 2009;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed on November 9, 2009;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009, filed on February 11, 2010;
•	our Amended Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009, filed on February 22, 2010;
•
our Current Reports on Form 8-K filed on July 14, 2009, July 20, 2009, August 3, 2009, August 7, 2009, October 20, 2009, December 9, 2009, December 14, 2009, December 18, 2009, December 21, 2009, January 7, 2010, and February 5, 2010 (other than information contained in such Current Reports on Form 8-K that is furnished, but not filed); and

•	our Definitive Proxy Statement on Schedule 14A, filed on October 27, 2009, and our revised Definitive Proxy Statement on Schedule 14A filed on December 2, 2009.

Any statement contained in a document that is incorporated by reference in this prospectus will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be made to us at the following address or telephone number:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355
(610) 989-0340
Attention: David M. DeMedio, Chief Financial Officer
ddemedio@usatech.com

You may also access these documents through our website at http://www.usatech.com.  The information and other content contained on, or linked from, our website are not and should not be considered a part of this prospectus.

$________________

USA TECHNOLOGIES INC.

Up to [•] Shares of Common Stock and Warrants to purchase up to
[•] shares of Common Stock
Issuable Upon Exercise of Non-Transferable Rights to Subscribe for such Shares and Warrants

PROSPECTUS

[•], 2010

Source Capital Group, Inc.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus or any supplement to this prospectus, including any free writing prospectus that we use in connection with this offering, and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock and warrants.

SEC Registration Fee		$1,925.10
FINRA filing fee	$		*
Printing and Mailing Expenses	$		*
Accounting Fees and Expenses	$		*
Legal Fees and Expenses	$		*
Other (including subscription and information agent fees)	$		*
Total	$		*
___________________
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification.  Our By-laws substantively provide that we will indemnify our officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness.  In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law.  Our By-laws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.

As permitted by the BCL, our By-laws provide that directors will not be personally liable, as such, for monetary damages for any action taken unless the director has breached or failed to perform the duties of a director under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.  This limitation of personal liability does not apply to any responsibility or liability pursuant to any criminal statute, or any liability for the payment of taxes pursuant to Federal, State or local law.  The By-laws also include provisions for indemnification of our directors and officers to the fullest extent permitted by the BCL. In addition, the Company has entered into separate indemnification agreements with its Directors and officers which require the Company to indemnify each of such officers and directors to the fullest extent permitted by the law of the Commonwealth of Pennsylvania against certain liabilities which may arise by reason of their status as directors and officers.  The indemnification agreements also provide that the Company must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of USA pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

During the three years immediately preceding the date of the filing of this registration statement, the following securities were issued by USA without registration under the Securities Act of 1933, as amended (“Act”):

On September 21, 2007, the Company granted to Bruce Shirey in connection with the commencement of his employment with the Company as Vice President- ePort Connect® Services, 6,000 shares of common stock which vested as follows:  2,000 on March 1, 2008; 2,000 on September 1, 2008; and 2,000 on September 1, 2009.  The offer and sale of the shares of common stock was exempt from registration under Section 4(2) of the Act.

1

On September 21, 2007, the Company granted to Len Crosson in connection with the commencement of his employment with the Company as Vice President- Global Sales & Business Development, 6,000 shares of common stock which vested as follows:  2,000 on April 1, 2008; 2,000 on August 1, 2008; and 2,000 on August 1, 2009.  The offer and sale of the shares of common stock was exempt from registration under Section 4(2) of the Act.

On October 17, 2007, the Company sold 2,142,871 shares of common stock for $7.00 per share for an aggregate of $15,000,097 to 37 investors pursuant to a Securities Purchase Agreement entered into with the investors.  The offer and sale of the shares was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act.  All of these investors are accredited investors.  We have agreed to register the shares for resale under the Act through October 17, 2009.

In connection with the above private placement offering, William Blair & Company, L.L.C., acted as exclusive placement agent.  As compensation for its services, Blair received cash compensation of $945,000.00 and warrants to purchase up to 17,532 shares at $7.70 per share at any time through October 17, 2012.  Blair also received an expense reimbursement from us of $7,418.44.  The offer and sale of the warrants was exempt from registration under Section 4(2) of the Act.  The investor is an accredited investor.  The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act.

On September 3, 2008, the Company issued the following number of shares of common stock to its executive officers under its Long Term Equity Incentive Program on account of the 2008 fiscal year:  George R. Jensen, Jr. – 134,820 shares; Stephen P. Herbert – 40,553 shares; and David M. DeMedio – 16,356 shares.  The issuance of the shares of common stock was exempt from registration under Section 4(2) of the Act.

On September 22, 2008, the Company entered into amendments to the employment agreements with Mr. Jensen, Mr. Herbert and Mr. DeMedio.  As part of the amendments, Mr. Jensen was granted 110,000 shares of common stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vested or will vest as follows:  36,000 on September 15, 2008; 37,000 on January 15, 2009; and 37,000 on June 30, 2009; Mr. Herbert was also granted 85,000 shares of common stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vested or will vest as follows:  28,000 on September 15, 2008; 28,000 on January 15, 2009; and 29,000 on June 30, 2009; and Mr. DeMedio was granted 25,000 shares of common stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vested or will vest as follows:  8,000 on September 15, 2008; 8,000 on January 15, 2009; and 9,000 on June 30, 2009.  The shares were issued by the Company pursuant to the exemption from registration set forth in Section 4(2) of the 1933 Act.

On October 1, 2008, the Company and First Data Merchant Services Corporation, a wholly-owned subsidiary of First Data Corporation (“First Data”), entered into a three year Joint Marketing Agreement.  At the time of entering into the Joint Marketing Agreement, the Company issued First Data performance-based First Data Warrants to purchase up to 1,500,000 shares of common stock.  First Data would have the right to purchase 500,000 of such shares within two years of issuance at $5.25 per share (the “A Warrants”), and 1,000,000 of such shares within three years of issuance at $6.00 per share (the “B Warrants”).  The A Warrants are only exercisable by First Data if a minimum of 20,000 e-Ports® are sold to a customer pursuant to the Joint Marketing Agreement prior to the expiration of the A Warrants.  The B Warrants are only exercisable by First Data if the A Warrants become exercisable and if a minimum of 15,000 additional e-Ports® are sold to a customer pursuant to the Joint Marketing Agreement following the date on which the A Warrants become exercisable and prior to the expiration of the B Warrants.  The warrants were issued by the Company pursuant to the exemption from registration set forth in Section 4(2) of the 1933 Act.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of USA filed January 26, 2004 (Incorporated by reference to Exhibit 3.1.19 to Form 10-QSB filed on February 12, 2004).
3.1.1	First Amendment to Amended and Restated Articles of Incorporation of USA filed on March 17, 2005 (Incorporated by reference to Exhibit 3.1.1 to Form S-1 Registration Statement No. 333-124078).
3.1.2	Second Amendment to Amended and Restated Articles of Incorporation of USA filed on December 13, 2005 (Incorporated by reference to Exhibit 3.1.2 to Form S-1 Registration Statement No. 333-130992).
3.1.3	Third Amendment to Amended and Restated Articles of Incorporation of USA filed on July 25, 2007 (Incorporated by reference to Exhibit 3.1.3 to Form 10-K filed on September 23, 2008).
3.1.4	Fourth Amendment to Amended and Restated Articles of Incorporation of USA filed on March 6, 2008 (Incorporated by reference to Exhibit 3.1.4 to Form 10-K filed on September 23, 2008).
3.2	Amended and Restated By-Laws of USA (Incorporated by reference to Exhibit 3(ii) to Form10-Q/A filed on February 22, 2010).

2

4.1**	Specimen Certificate for Shares of Common Stock
4.2**	Form of Dealer Manager Warrant
4.3**	Form of Warrant underlying the Rights
4.4**	Form of Subscription Rights Certificate to Purchase Rights for Common Stock and Warrants
4.5**	Form of Warrant Agreement between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent
4.6**	Form of Subscription Agent Agreement
4.7**	Form of Preliminary Subscription Agreement
4.8**	Form of Acknowledgment of Subscription
5.1**	Legal opinion of Lurio & Associates, P.C.
10.1
Amended And Restated Employment and Non-competition Agreement between USA and George R. Jensen, Jr. dated September 24, 2009 (Incorporated by reference to Exhibit 10.30 to Form 10-K filed on September 25, 2009).

10.2
Amended And Restated Employment and Non-Competition Agreement between USA and Stephen P. Herbert dated September 24, 2009 (Incorporated by reference to Exhibit 10.31 to Form 10-K filed on September 25, 2009).

10.3
Agreement of Lease between Pennswood Spring Mill Associates, as landlord, and the Company, as tenant, dated September 2002, and the Rider thereto (Incorporated by reference to Exhibit 10.21 to Form 10-KSB filed on September 28, 2004).

10.4
Agreement of Lease between Deerfield Corporate Center 1 Associates LP, as landlord, and the Company, as tenant, dated March 2003 (Incorporated by reference to Exhibit 10.22 to Form 10-KSB filed on September 28, 2004).

10.5
Amendment to Office Space Lease dated as of April 1, 2005 by and between the Company and Deerfield Corporate Center Associates, LP.  (Incorporated by reference to Exhibit 10.19.1 to Form S-1 Registration Statement No. 333-124078)

10.6	Employment and Non-Competition Agreement between USA and David M. DeMedio dated April 12, 2005 (Incorporated by reference to Exhibit 10.22 to Form S-1 Registration Statement No. 333-124078).
10.7	First Amendment to Employment and Non-Competition Agreement between USA and David M. DeMedio dated May 11, 2006 (Incorporated by reference to Exhibit 10.3 to Form 10-Q filed on May 15, 2006).
10.8	Option Certificate (No. 200) dated April 12, 2005 in favor of David M. DeMedio (Incorporated by reference to Exhibit 10.23 to Form S-1 Registration Statement No. 333-124078).
10.9	Agreement dated December 28, 2004 between USA Technologies and PepsiCo, Inc. (Incorporated by reference to Exhibit 10.01 of Form 8-K filed July 27, 2005).
10.10	Option Certificate (No. 201) dated May 11, 2006 in favor of George R. Jensen, Jr. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.11	Option Certificate (No. 202) dated May 11, 2006 in favor of Stephen P. Herbert. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.12	Option Certificate (No. 203) dated May 11, 2006 in favor of David M. DeMedio. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.13	Option Certificate (No. 204) dated April 21, 2006 in favor of William W. Sellers. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.14	Option Certificate (No. 205) dated April 21, 2006 in favor of William L. Van Alen, Jr. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.15	Option Certificate (No. 206) dated April 21, 2006 in favor of Steven Katz. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.16	Option Certificate (No. 207) dated April 21, 2006 in favor of Douglas M. Lurio. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.17	Option Certificate (No. 208) dated April 21, 2006 in favor of Albert Passner. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.18	Option Certificate (No. 209) dated July 20, 2006 in favor of Stephen W. McHugh. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.19	USA Technologies, Inc. 2006-A Stock Compensation Plan (Incorporated by reference to Exhibit 10.1 to Form S-8 filed June 19, 2006).
10.20
Amendment to Agreement of Lease between BMR-Spring Mill Drive, L.P., as landlord, and the Company, as tenant, dated January 15, 2007 (Incorporated by reference to Exhibit 10.1 to Form 10-Q filed on February 13, 2007).

10.21
Second Amendment to Employment and Non-Competition Agreement dated March 13, 2007, between the Company and David M. DeMedio (Incorporated by reference to Exhibit 10.34 to Form S-1 filed April 12, 2007).

10.22	Form of Indemnification Agreement between the Company and each of its officers and Directors (Incorporated by reference to Exhibit 10.1 to Form 10-Q filed May 14, 2007).
10.23	Supply and Licensing Agreement dated as of February 19, 2007 between Coca-Cola Enterprises, Inc. and the Company. (Incorporated by reference to Exhibit 10.36 to Form S-1 filed on June 6, 2007).
10.24
First Amendment to MasterCard PayPass Participation Agreement dated August 17, 2007 between the Company, MasterCard International Incorporated and Coca Cola Enterprises Inc. And Its Bottling Subsidiaries.  (Incorporated by reference to Exhibit 10.26 to Form 10-K filed September 27, 2007).

3

10.25
Third Amendment to Employment and Non-Competition Agreement between the Company and David M. DeMedio dated September 22, 2008 (Incorporated by reference to Exhibit 10.29 to Form 10-K filed on September 23, 2008).

10.26	Letter from the Company to David M. DeMedio dated September 24, 2009 (Incorporated by reference to Exhibit 10.32 to Form 10-K filed on September 25, 2009).
10.27
Settlement Agreement dated February 4, 2010 by and among USA Technologies, Inc., Shareholder Advocates For Value Enhancement, Bradley M. Tirpak, Craig W. Thomas, and certain other parties (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 5, 2010).

10.28	USA Technologies, Inc. 2008 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to Form S-8 filed on September 24, 2008).
10.29**	Form of Dealer Manager Agreement by and between USA Technologies, Inc. and Source Capital Group, Inc.
21*	List of significant subsidiaries of the Company.
23.1*	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Goldstein Golub Kessler LLP, Independent Registered Public Accounting Firm.
24*	Power of Attorney (contained in signature page hereto)
99.1**	Form of Instructions as to Use of Subscription Rights Certificates
99.2**	Form of Notice of Guaranteed Delivery
99.3**	Form of Letter to Shareholders Who Are Record Holders
99.4**	Form of Letter to Shareholders Who Are Nominees
99.5**	Form of Letter to Clients
99.6**	Form of Beneficial Owner Election Form
99.7**	Form of Nominee Holder Certification

*    Filed herewith
** To be filed by amendment

Item 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.             That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

3.             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

4.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

5.             That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

4

6.            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)              any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

ii)             any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

iii)            the portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv)            any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

7.             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8.            To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on March 16, 2010.

USA TECHNOLOGIES, INC.

By:	/s/ George R. Jensen, Jr.
GEORGE R. JENSEN, JR.,
Chairman & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George R. Jensen, Jr., his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

5

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ George R. Jensen, Jr	Chairman of the Board of Directors
George R. Jensen, Jr.	and Chief Executive Officer (Principal Executive Officer)	March 16, 2010

/s/ David M. DeMedio	Chief Financial Officer (Principal
David M. DeMedio	Financial and Principal Accounting Officer)	March 16, 2010

/s/ Stephen P. Herbert	Chief Operating Officer, President
Stephen P. Herbert	and Director	March 16, 2010

/s/ Douglas M. Lurio	Director
Douglas M. Lurio		March 16, 2010

/s/ Steven Katz	Director
Steven Katz		March 16, 2010

/s/ Joel Brooks	Director
Joel Brooks		March 16, 2010

/s/ Steven D. Barnhart	Director
Steven D. Barnhart		March 16, 2010

Director
Jack E. Price		March __, 2010

Director
Bradley M. Tirpak		March __, 2010

/s/ Peter A. Michel	Director	March 16, 2010
Peter A. Michel

6

EXHIBIT INDEX

Exhibit	Description of Exhibit

21*	List of subsidiaries of the Company.

23.1 *	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.

23.2 *	Consent of Goldstein Golub Kessler LLP, Independent Registered Public Accounting Firm.
_________________________
*           Filed herewith

 7